UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc

1543 Wazee Street, Suite 200

Denver, CO 80202

April 7, 2008

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 21, 2008 at 8:00 a.m. local time at the Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

We are taking advantage of new rules of the Securities and Exchange Commission that allow us to furnish your proxy materials over the Internet. We believe that this will allow us to lower the cost and environmental impact of our annual meeting. More details are included in the materials that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was mailed to you.

Sincerely,

/s/ Steve Ells
Chairman of the Board and Chief Executive Officer

NOTICE OF MEETING

The 2008 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 21, 2008 at 8:00 a.m. local time at the Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado, 80202. Shareholders will consider and take action on the following matters:

1.	Election of two directors, each to serve a three-year term (Proposal A);

2.	Approval of the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Cash Incentive Plan (Proposal B);

3.	Approval of the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan (Proposal C);

4.	Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan (Proposal D);

5.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2008 fiscal year (Proposal E); and

6.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 31, 2008. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran
President, Chief Operating Officer, Secretary and Director

April 7, 2008

Please execute your vote promptly by following the instructions included on the Notice of Availability of Proxy Materials that was mailed to you.

CHIPOTLE MEXICAN GRILL, INC.

1543 Wazee Street, Suite 200

Denver, Colorado 80202

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Wednesday, May 21, 2008, beginning at 8:00 a.m. at the Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado. This proxy statement was prepared under the direction of the company’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 7, 2008.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our Class A common stock or our Class B common stock on March 31, 2008, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of Class A common stock you hold and ten votes for each share of Class B common stock you hold. As of March 31, 2008 there were 14,553,855 shares of Class A common stock and 18,424,690 shares of Class B common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on five proposals:

Proposal A –	Election of two directors: John S. Charlesworth and Montgomery F. Moran

Proposal B –	Approval of the Amended and Restated 2006 Cash Incentive Plan, including amendments to (i) increase the amount of awards that may be made to any one participant in a fiscal year; and (ii) make additional changes to the plan as described in Proposal B

Proposal C –	Approval of the Amended and Restated 2006 Stock Incentive Plan, including amendments to (i) increase the aggregate number of shares available for issuance under the plan; and (ii) make additional changes to the plan as described in Proposal C

Proposal D –	Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan

Proposal E –	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal 2008

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each proposal.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances, you can do this over the Internet or by telephone, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy you may mark, sign, date and mail your proxy card in the postage-paid envelope provided. The Notice of Internet Availability of Proxy Materials that was mailed to you has specific instructions for how to submit your vote. Your vote is revocable by following the procedures outlined in the proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet or by using a toll-free telephone number, as described in the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may mark, sign, date and mail your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in the proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Can I Change My Vote?

You can revoke your proxy at any time before it is voted at the annual meeting by:

•	sending a written notice of revocation to our corporate Secretary at our principal offices, 1543 Wazee Street, Suite 200, Denver, CO 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal A –	The two nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to “withhold” your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposals B, C, D and E –

Approval of the Amended and Restated 2006 Cash Incentive Plan, approval of the Amended and Restated 2006 Stock Incentive Plan, approval of the Employee Stock Purchase Plan and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008 each require the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of these proposals.

How is this proxy statement being delivered?

Pursuant to new rules of the Securities and Exchange Commission, we have elected to deliver our proxy materials electronically over the Internet. Accordingly, we are distributing a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners at the close of business on March 31, 2008. On the date of distribution of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials are also available free of charge upon request at 1-800-579-1639, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the Notice of Internet Availability of Proxy Materials, or by enrolling on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to the beneficial owners of the shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 31, 2008, as to the beneficial ownership of shares of each class of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5% of either class of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under Securities and Exchange Commission rules and generally includes voting or investment power over shares. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 14,553,855 outstanding shares of Class A common stock and 18,424,690 outstanding shares of Class B common stock as of March 31, 2008. For purposes of calculating each person’s or group’s percentage ownership, shares of Class A common stock issuable pursuant to stock options exercisable within 60 days after March 31, 2008, are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Shareholder	Class A Common Stock	Percentage of Class	Class B Common Stock	Percentage of Class	Total Voting Percentage Owned	Total Equity Percentage Owned
Beneficial holders of 5% or more of either class of common stock
American Century Companies, Inc. (1)	840,787	5.78%	—	—	*	2.55%
Capital World Investors (2)	1,774,030	12.19%	2,257,000	12.25%	12.25%	12.22%
FMR Corp. (3)	2,737,950	18.81%	—	—	1.38%	8.30%
Franklin Resources, Inc. (4)	—	—	931,376	5.06%	4.68%	2.82%
Marsico Capital Management, LLC (5)	1,227,352	8.43%	—	—	*	3.72%
Pequot Capital Management, Inc. (6)	—	—	1,026,300	5.57%	5.16%	3.11%
Renaissance Technologies LLC (7)	858,700	5.90%	—	—	*	2.60%
T. Rowe Price Associates, Inc. (8)	7,000	*	1,980,700	10.75%	9.97%	6.03%
Tremblant Capital Group (9)	—	—	1,097,064	5.95%	5.52%	3.33%
Turner Investment Partners, Inc. (10)	1,773,462	12.19%	—	—	*	5.38%

Name of Shareholder	Class A Common Stock	Percentage of Class	Class B Common Stock	Percentage of Class	Total Voting Percentage Owned	Total Equity Percentage Owned

Directors and executive officers
Steve Ells (11)(12)	55,100	*	403,250	2.19%	2.06%	1.39%
John Hartung (13)	55,000	*	267	*	*	*
Montgomery Moran (12)(14)	37,803	*	153,333	*	*	*
Robert Wilner (15)	42,000	*	43	*	*	*
Rex Jones (16)	17,513	*	—	—	*	*
Bob Blessing	8,000	*	—	—	*	*
Albert Baldocchi (12)(17)	24,892	*	162,841	*	*	*
John Charlesworth	14,892	*	—	—	*	*
Neil Flanzraich	384	*	—	—	*	*
Patrick Flynn	28,892	*	—	—	*	*
Darlene Friedman (12)(18)	892	*	9,000	*	*	*
All D&O’s as a group (11 people) (19)	285,368	1.96%	728,734	3.96%	3.81%	3.07%

*	Less than one percent (1%)

(1)	Based on a report on Schedule 13G filed on February 13, 2008. The address of American Century Companies, Inc. is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(2)	Based on a report on Schedule 13G filed on January 10, 2008. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)	Based on a report on Schedule 13G/A filed on February 14, 2008. The address of FMR, LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Based on a report on Schedule 13G filed on January 31, 2008. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(5)	Based on a report on Schedule 13G/A filed on February 14, 2008. Shares of Class A common stock beneficially owned by Marsico Capital Management, LLC, or MCM, are owned by various institutional and individual investors for which MCM serves as investment adviser or sub-adviser with the power to direct investments. MCM also retains sole voting power of certain of the shares. Although for purposes of certain reporting requirements of the Securities Exchange Act of 1934 MCM may be deemed to be the beneficial owner of these securities, MCM expressly disclaims that it is, in fact, the beneficial owner of the shares. The address of MCM is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

(6)	Based on a report on Schedule 13G filed on February 13, 2008. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, Connecticut 06880.

(7)	Based on a report on Schedule 13G filed on February 13, 2008. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(8)	Based on a report on Schedule 13G/A filed on February 13, 2008 and information supplementally provided by T. Rowe Price Associates, Inc. Shares of Class B common stock beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 1,491,000 shares, representing 8.09% of the shares of Class B common stock outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(9)	Based on a report on Schedule 13G/A filed on February 14, 2008. The address of Tremblant Capital Group is 767 Fifth Avenue, New York, New York 10153.

(10)	Based on a report on Schedule 13G filed on March 10, 2008. The address of Turner Investment Partners, Inc. is 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312.

(11)	Shares of Class A common stock beneficially owned by Mr. Ells include 55,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010, subject to Mr. Ells’s continued employment on those dates. If the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is approved as proposed in Proposal C, we expect that these shares of restricted stock will be replaced with performance-contingent shares of restricted stock as further described on page 26.

(12)	Shares of Class B common stock reflected as beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(13)	Shares of Class A common stock beneficially owned by Mr. Hartung include 20,600 shares jointly owned by Mr. Hartung and his spouse, and 20,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010 subject to Mr. Hartung’s continued employment on those dates. If the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is approved as proposed in Proposal C, we expect that the shares of restricted stock owned by Mr. Hartung will be replaced with performance-contingent shares of restricted stock as further described on page 26. Shares of Class B common stock beneficially owned by Mr. Hartung include 81 shares jointly owned by Mr. Hartung and his spouse and 186 shares beneficially owned by his minor children. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(14)	Shares of Class A common stock beneficially owned by Mr. Moran include 30,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010, subject to Mr. Moran’s continued employment on those dates. If the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is approved as proposed in Proposal C, we expect that these shares of restricted stock will be replaced with performance-contingent shares of restricted stock as further described on page 26.

(15)	Shares of Class A common stock beneficially owned by Mr. Wilner include 15,000 shares of restricted stock subject to forfeiture, which vest in equal amounts on February 20, 2009 and 2010 subject to Mr. Wilner’s continued employment on those dates. If the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is approved as proposed in Proposal C, we expect that these shares of restricted stock will be replaced with performance-contingent shares of restricted stock as further described on page 26.

(16)	Shares of Class A common stock beneficially owned by Mr. Jones include 5,333 vested options to purchase shares of Class A common stock at an exercise price of $22.35 which expire July 14, 2010, and 4,545 shares held by a revocable trust of which Mr. Jones is a co-trustee.

(17)	Shares of Class B common stock beneficially owned by Mr. Baldocchi include 140,623 shares owned jointly by Mr. Baldocchi and his spouse. The shares beneficially owned by Mr. Baldocchi are pledged as collateral to secure a personal line of credit.

(18)	Shares of Class B common stock beneficially owned by Ms. Friedman are held by a revocable trust of which Ms. Friedman is a co-trustee.

(19)	See Notes (11) through (18).

PROPOSAL A

ELECTION OF TWO DIRECTORS

Our Board of Directors has seven members divided into three classes. The initial term of office of our Class III directors will end at this year’s annual meeting of shareholders. The current term of office of our Class I directors will end at the annual meeting of shareholders in 2009 and the term of our Class II directors will end at the annual meeting in 2010. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office.

John Charlesworth and Monty Moran are currently serving as Class III directors and are the proposed nominees for election as directors to serve for a three year term expiring at the 2011 annual meeting of shareholders. Both of the nominees were nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and have consented to serve if elected. If either nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The two nominees receiving a plurality of votes cast at the meeting will be elected as Class III directors. Abstentions, withheld votes and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Charlesworth and Moran as Class III directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the two nominees and each current director. The respective current terms of all directors expire on the dates set forth below or until their successors are elected and have qualified.

Class III directors whose terms expire at the 2008 annual meeting and who are nominees for terms expiring at the 2011 annual meeting of shareholders	Principal Occupation	Age	Director Since
John S. Charlesworth	Mr. Charlesworth has served as a director of Chipotle since 1999. He is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years, most recently as president of its midwestern division from July 1997 to December 2000. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	61	1999

Class III directors whose terms expire at the 2008 annual meeting and who are nominees for terms expiring at the 2011 annual meeting of shareholders	Principal Occupation	Age	Director Since
Montgomery F. (Monty) Moran	Mr. Moran is our President and Chief Operating Officer. He was appointed as President and COO in March 2005, and was appointed to the Board of Directors in December 2006. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a law degree from Pepperdine University.	41	2006
Class I directors whose terms expire at the 2009 annual meeting
Steve Ells	Mr. Ells founded Chipotle in 1993. He is Chief Executive Officer and was appointed Chairman of the Board in 2005, and has served as a director since 1996. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. He is a member of the board of directors of The Land Institute. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.	42	1996

Patrick J. Flynn	Mr. Flynn has served on the Board of Directors of Chipotle since 1998. He has been retired since January 2, 2001. Prior to retiring, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions.	65	1998
Class II directors whose terms expire at the 2010 annual meeting of shareholders
Albert S. Baldocchi	Mr. Baldocchi has served on the Board of Directors of Chipotle since 1997. He has been self-employed since 2000 as a financial consultant and strategic advisor for a variety of privately-held companies with a specialization in multi-unit restaurant companies. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	54	1997

Class II directors whose terms expire at the 2010 annual meeting of shareholders	Principal Occupation	Age	Director Since
Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1991 to 1995, Mr. Flanzraich served as Senior Vice President and a member of the Corporate Operating Committee of Syntex Corporation, an international pharmaceutical company. He is also a director of Continucare Corporation (Amex:CNU), Equity One Inc. (NYSE:EQY), Javelin Pharmaceuticals, Inc. (Amex:JAV), Neurochem Inc. (Nasdaq:NRMX), and RAE Systems, Inc. (Amex:RAE). Mr. Flanzraich received an A.B. from Harvard College (phi beta kappa, magna cum laude) and a J.D. from Harvard Law School (magna cum laude).	64	2007

Darlene J. Friedman	Ms. Friedman has served on the Board of Directors of Chipotle since 1995. Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex Corporation, Ms. Friedman was a member of the corporate executive committee and the management committee. Ms. Friedman holds a Bachelor of Arts in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	65	1995

The Board of Directors held four meetings in 2007. All directors attended at least 75% of the meetings of the Board and of committees of which they were members during 2007. The Board has requested that each member of the Board attend our annual shareholder meetings absent extenuating circumstances, and all directors attended the 2007 annual meeting of shareholders.

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the New York Stock Exchange. Based on that review, in March 2008 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and

Moran, who are each our employees. In particular, the Board determined that the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” do not constitute a material relationship that would create material conflicts of interest or otherwise compromise the independence of Mr. Baldocchi or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent. Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link, and will be provided to any shareholder without charge upon the shareholder’s written request to our corporate Secretary.

Audit Committee

In accordance with its charter, the Audit Committee acts to (a) oversee the integrity of our financial statements, system of internal controls, risk management and compliance with legal and regulatory requirements, and (b) provide an open avenue of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 33 of this proxy statement.

The Audit Committee is required to establish procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit Committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held nine meetings in 2007. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flanzraich. Mr. Flanzraich was appointed to the Audit Committee in September 2007 upon the resignation of Mr. Flynn from the committee. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence requirements required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2007. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 32.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation level of our Chairman and Chief Executive Officer based on an evaluation of his performance against corporate goals and objectives approved by the committee, and also approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Compensation Discussion and Analysis—Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the full Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by law.

The Compensation Committee has also been appointed by the full Board to administer our 2006 Stock Incentive Plan, and makes awards under the plan as described below under “Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentives.” The committee delegates its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retains outside executive compensation consulting firms to provide the committee with advice regarding compensation matters and to conduct an annual review of our executive compensation programs. For purposes of making compensation decisions for 2007, the committee worked with Hewitt Associates, LLC. In November 2007, the committee began to work with Compensation Strategies, Inc. on executive compensation matters. Hewitt worked, and Compensation Strategies, continues to work, with our chief administrative officer and other employees to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation, in addition to working with the committee on executive compensation matters. A substantial majority of the fees we paid to Hewitt in 2007 were in connection with the firm’s work with the committee on executive compensation, and all of the fees paid to Compensation Strategies during 2007 were in connection with the firm’s work with the committee on executive compensation. The committee ratified the terms of our engagement of Hewitt and directly engaged Compensation Strategies, and considers each firm to have had sufficient independence from our company and executive officers to allow the firms to offer objective advice.

The Compensation Committee held seven meetings in 2007 and acted by written consent one time. The members of the committee are Ms. Friedman (Chairperson) and Mr. Flynn. Our Board of Directors has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. A report of the Compensation Committee is found under the heading “Compensation Discussion and Analysis—Compensation Committee Report” on page 41.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include recommending to the Board improvements in our corporate governance principles, periodically (at least annually) reviewing the adequacy of such principles, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board by our shareholders at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee periodically reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held three meetings in 2007. The members of the committee are Mr. Flynn (Chairperson) and Ms. Friedman.

Compensation of Directors

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle receive an annual retainer of $80,000, of which $40,000 is paid in cash and $40,000 is paid in shares of our Class A common stock based on the closing price of the stock on the grant date, which is on the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also receives a $1,500 cash payment for each meeting of the Board of Directors he or she attends and $1,000 for each meeting of a committee of the Board of Directors he or she attends ($500 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $5,000 for each of the Compensation Committee Chairperson and the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of at least $100,000 within four years of the director’s appointment or election to the Board.

The compensation of each of our independent directors in 2007 is set forth below.

Name	Fees earned or paid in cash	Stock awards (1)	Total
Albert S. Baldocchi	$75,000	$40,008	$115,008
John S. Charlesworth	$55,000	$40,008	$95,008
Neil W. Flanzraich (2)	$36,500	$32,006	$68,506
Patrick J. Flynn	$67,500	$40,008	$107,508
Darlene J. Friedman	$60,500	$40,008	$100,508

(1)	Except as noted in Note 2, reflects a grant to each non-employee director of 480 shares of Class A common stock on June 13, 2007, valued at a price per share of $83.35, the closing price of our Class A common stock on the grant date.

(2)	Mr. Flanzraich was appointed to our Board on March 15, 2007 and received prorated fees for 2007.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Chief Executive Officer, our President and Chief Operating Officer, our Chief Financial Officer and our principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link, and we will provide any of these documents in print to any shareholder who requests them by writing to our corporate Secretary.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers or our principal accounting officer, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investers page of our website at www.chipotle.com.

Chairman of the Board

Mr. Ells, our founder and Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws.

Lead Director

In December 2006, the Board appointed Mr. Baldocchi as the Lead Director. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee members of management being present. The Lead Director also consults with the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1543 Wazee Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. The company’s corporate Secretary or general counsel will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary or our general counsel, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2007. Mr. Baldocchi, as Lead Director, chaired the non-employee executive sessions of the Board held during 2007. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2008, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are held from time to time with only the committee members in attendance, or with only the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process and Policies Relating to Evaluation of Shareholder-Recommended Candidates

Mr. Charlesworth and Mr. Moran, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee manages the overall process of selecting candidates to serve as directors, including the identification of director candidates who meet certain criteria set from time to time by the committee and the consideration of director candidates nominated by shareholders in accordance with our bylaws, including compliance with the deadlines described under “Shareholder Proposals and Nominations for 2009 Annual Meeting—Bylaw Requirements for Shareholder Submission of Nominations and Proposals.” The committee’s written charter requires that these criteria reflect at a minimum any requirements of applicable law and NYSE listing standards, a candidate’s strength of character, judgment and business experience, as well as factors relating to the current composition and structure of the Board such as specific areas of expertise and principles of diversity. The committee has no formal process for evaluating proposed nominees, but generally the biographical summaries or resumes of potential candidates are reviewed by the committee, in consultation with the Chairman of the Board and Chief Executive Officer (except in the case of a nomination of the incumbent Chairman of the Board). In the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. The members of the Nominating and Corporate Governance Committee then decide which of the remaining candidates most closely match the committee’s criteria for the director position to be filled and are therefore deserving of further consideration.

The committee discusses these candidates, decides which of them, if any, should be pursued, gathers additional information if desired, and conducts interviews and decides whether to recommend one or more candidates to the Board for nomination. The Board discusses the committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those candidates selected as nominees are named in the proxy statement for election by the shareholders at the annual meeting of shareholders (or, if between annual meetings, in the case of a need to fill a vacancy, including a vacancy that results from an increase in the number of directors, the nominees may be elected by the Board itself).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers or directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 53.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

PROPOSAL B

APPROVAL OF THE CHIPOTLE MEXICAN GRILL, INC.

AMENDED AND RESTATED 2006 CASH INCENTIVE PLAN

Introduction

Effective January 25, 2006, in conjunction with our initial public offering and initial listing of our Class A common stock on the New York Stock Exchange, McDonald’s Corporation, as our majority shareholder at the time, approved the Chipotle Mexican Grill, Inc. 2006 Cash Incentive Plan (referred to in this section as the “Cash Incentive Plan”) and our Board of Directors adopted the plan for our key employees.

We are asking that our shareholders approve the following amendments to the Stock Incentive Plan: (i) an increase in the maximum awards payable to a participant under the plan for a performance period of one year from $3.0 million to $5.0 million, and for a performance period of more than one year from $9.0 million to $15.0 million; (ii) expansion of the performance measures specified in the plan for purposes of qualifying compensation payable under the plan as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code; and (iii) making other administrative amendments as reflected in Appendix A.

We are asking that our shareholders approve the Cash Incentive Plan, as proposed to be amended and restated and including the performance goals stated therein, in order to preserve our federal income tax deduction for incentive compensation paid to our executive officers based on the attainment of established performance goals. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable.

Section 162(m) of the Internal Revenue Code generally does not allow a publicly-held company to obtain a tax deduction for compensation of more than $1,000,000 paid in any fiscal year to certain employees unless such compensation is considered “performance-based” in accordance with Section 162(m) and its implementing regulations published by the Treasury Department. Cash bonuses and incentive payments will qualify as performance-based compensation if:

•	they are payable solely on account of the attainment of one or more objective performance goals;

•

the performance goals are determined by a compensation committee comprised solely of outside directors (as defined in the regulations under Section 162(m)) at a time when the achievement of the goals is still substantially uncertain;

•	the material terms under which the bonuses are to be paid, including the nature of the performance goals, are approved by shareholders; and

•	the compensation committee certifies that the performance goals and other material terms have been satisfied before the bonuses are paid.

We have structured the Cash Incentive Plan in a manner intended to comply with the requirements of Section 162(m), and the Compensation Committee of our Board of Directors is comprised solely of outside directors as defined in the regulations under Section 162(m). The Cash Incentive Plan, as proposed to be amended and restated, is now being submitted to our shareholders for their approval so that we will be able to qualify compensation paid to our executive officers under the Cash Incentive Plan as performance-based compensation and deduct the entire amount of such performance-based compensation as an expense for federal income tax purposes. A copy of the Cash Incentive Plan, as proposed to be amended and restated, is attached to this proxy statement as Appendix A, and this discussion is qualified in its entirety by reference to the full text of the plan.

Description of the Cash Incentive Plan

The significant features of the Cash Incentive Plan are described below.

Administration

Our Compensation Committee administers the Cash Incentive Plan. The committee has the authority to grant awards upon such terms, not inconsistent with the terms of the Cash Incentive Plan, as it considers appropriate. In addition, the committee has complete authority to interpret all provisions of the plan, to adopt, amend, and rescind rules and regulations pertaining to the administration of the plan, to make all other determinations necessary or advisable for the administration of the plan, and to reduce or eliminate, in its discretion, the amount of any award otherwise payable under the plan.

Eligibility

All of our employees, who currently number approximately 20,000, are eligible to participate under the Cash Incentive Plan. However, the committee determines which employees will be participants under the Cash Incentive Plan, and typically only designates a small number of employees as participants in any particular year. The criteria for participation may change in subsequent years.

Performance Measures

Participants will receive awards under the Cash Incentive Plan whose payout will be contingent upon the degree of attainment of specified performance measures over the applicable performance period. The performance goals upon which the payment or vesting of any cash award under the plan will relate to one or more of the following performance measures: (i) revenue growth; (ii) operating income; (iii) operating cash flow; (iv) net income; (v) earnings per share; (vi) return on sales; (vii) return on assets; (viii) return on equity; (ix) return on invested capital; (x) new store openings; and (xi) total shareholder return. We are proposing that the amended and restated plan to be voted upon in this Proposal B include the following potential performance measures: (i) revenue growth; (ii) cash flow; (iii) cash flow from operations; (iv) net income; (v) earnings per share, diluted or basic; (vi) earnings per share from continuing operations, diluted or basic; (vii) earnings before interest and taxes; (viii) earnings before interest, taxes, depreciation, and amortization; (ix) earnings from continuing operations; (x) net asset turnover; (xi) inventory turnover; (xii) capital expenditures; (xiii) net income; (xiv) income from operations; (xv) income before income taxes; (xvi) gross or operating margin; (xvii) restaurant-level operating margin; (xviii) profit margin; (xix) assets; (xx) debt; (xxi) working capital; (xxii) return on equity; (xxiii) return on net assets; (xxiv) return on total assets; (xxv) return on capital; (xxvi) return on investment; (xxvii) return on revenue; (xxviii) net or gross revenue; (xxix) comparable restaurant sales; (xxx) market share; (xxxi) new restaurant openings; (xxxii) economic value added; (xxxiii) cost of capital; (xxxiv) expense reduction levels; (xxxv) safety record; (xxxvi) stock price; (xxxvii) productivity; (xxxviii) customer satisfaction; (xxxix) employee satisfaction; and (xl) total shareholder return.

The calculation of any performance measure may exclude the impact of charges for extraordinary, unusual or non-recurring items and the cumulative effects of accounting changes. Any performance measures may be used to measure the performance of Chipotle, one or more of our subsidiaries, one or more of our business units, or any combination thereof (although we currently have only one business unit). Any of the performance measures may also be used to measure our performance as compared to the performance of a group of comparator companies, or a published or special index that the committee, in its discretion, deems appropriate.

Performance Periods and Award Design

Performance periods under the Cash Incentive Plan may be equal to or longer than, but not less than, one of our fiscal years and may be overlapping. Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, the Compensation Committee will establish (i) performance goals and objectives for such performance period; (ii) target awards for each participant; and (iii) performance schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award. The measurement of any performance measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in our company’s audited financial statements, including the notes thereto. Any performance measure(s) may be used to measure the performance of our company as a whole or any business unit of our company or any combination thereof, as the committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of competitor companies, or a published or special index that the committee, in its sole discretion, deems appropriate.

Payment of Awards

All awards under the Cash Incentive Plan for a performance period will be paid in cash following the end of such performance period and the Compensation Committee’s certification of the degree to which applicable performance measures were attained. The amount paid under the plan to any participant with respect to any award for a performance period of one year will not exceed $3.0 million. Approval of the plan as proposed to be amended and restated will result in this limitation increasing to $5.0 million. The amount paid under the plan to any participant with respect to any award for a performance period of more than one year will not exceed $9.0 million. Approval of the plan as proposed to be amended and restated will result in this limitation increasing to $15.0 million. No participant will be eligible to earn awards for more than three performance periods that end within any single fiscal year.

Termination of Employment

Except as otherwise provided below, no award for a performance period will be paid to a participant who is not actively employed by us at the end of the performance period. If a participant’s employment ends during a performance period, the committee has the discretion to approve payment to the participant, or his or her beneficiaries, of a pro rata portion of the award payment the participant would have received but for the fact that the participant’s employment ended.

Amendment and Termination

The Compensation Committee or Board of Directors may amend, suspend or terminate the Cash Incentive Plan from time to time. An amendment will be subject to the approval of our shareholders only if such approval is necessary to maintain the plan in compliance with Section 162(m) or other applicable laws and regulations.

Federal Income Tax Consequences

All cash payments made under the plan are taxable to the participant when made. The plan has been designed to comply with Section 162(m) such that, if the plan is approved by shareholders, all award payments thereunder will qualify as performance-based compensation and, therefore, we will be entitled to claim a federal income tax deduction for the full amount of any cash award paid under the plan.

Awards Subject to Shareholder Approval and New Plan Benefits

On March 18, 2008, the Compensation Committee authorized awards under the Cash Incentive Plan to the executive officers named below, and additional awards to non-officer employees, in each case subject to achievement of a performance target set by the committee and subject to shareholder approval of the Cash Incentive Plan, as proposed to be amended and restated, at the annual meeting.

Name and Position	Maximum Award
Steve Ells, Chairman and CEO	$3,000,000
Montgomery F. Moran, President and COO	$2,000,000
John R. Hartung, CFO	$900,000
Robert D. Wilner, CAO	$600,000
Executive officers as a group	$7,500,000
Non-executive directors as a group	—
Non-executive officer employees as a group	$600,000

The specific individuals who will be granted any additional awards under the amended and restated Cash Incentive Plan will be determined by the committee, subject to limits on the maximum amounts that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the amended and restated Cash Incentive Plan, other than those set forth above, are not presently determinable.

We maintain the Cash Incentive Plan as an “umbrella plan” under which we pay bonuses determined via our broad-based Annual Incentive Plan, or AIP, as described below under “Executive Compensation—Compensation Discussion and Analysis—Annual Incentives.” Structuring the AIP bonuses as awards paid under the Cash Incentive Plan allows us to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). If the bonus amount determined under the AIP for our executive officers and other participants in the Cash Incentive Plan is lower than the maximum bonus set under the Cash Incentive Plan, the Compensation Committee has historically exercised discretion to pay the lower AIP bonus rather than the higher bonuses authorized under the Cash Incentive Plan. Accordingly, actual payouts under the Cash Incentive Plan will likely be less than the amounts reflected above under “Maximum Award.”

The Board of Directors unanimously recommends a vote FOR the approval of the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Cash Incentive Plan.

PROPOSAL C

APPROVAL OF THE CHIPOTLE MEXICAN GRILL, INC.

AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Introduction

Effective January 25, 2006, in conjunction with our initial public offering and initial listing of our Class A common stock on the New York Stock Exchange, McDonald’s Corporation, as our majority shareholder at the time, approved the Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan (referred to in this section as the “Stock Incentive Plan”), and our Board of Directors adopted the plan for our key employees. The Stock Incentive Plan as originally adopted authorized the issuance of awards under the plan representing up to 2,200,000 shares of our Class A common stock.

We	are asking that our shareholders approve the following amendments to the Stock Incentive Plan:

1.	An increase in the aggregate number of shares of Class A common stock available for issuance under the plan from 2,200,000 to 4,450,000, of which approximately 2,788,000 shares would have been available for grant as of March 31, 2008;

2.	Clarification that “Fair Market Value” as defined in the plan means the closing price of the Class A common stock on the date of determination;

3.	Removal of provisions that allowed us not to count shares underlying a cash-settled award or withheld or tendered to us upon settlement of an award as being used under the plan, and that allowed us to add to the plan shares that we repurchase with the proceeds of option exercises;

4.	An increase in the number of shares that may be awarded to a single participant in any fiscal year under the plan from 333,333 to 500,000;

5.	Addition of a limit on the number of shares that may be granted under the plan in the form of full-value awards, such as restricted stock, restricted stock units or performance shares, to 1,400,000;

6.	Clarification that, where continued vesting or exercisability of awards granted under the plan is conditioned on a participant’s continued employment with us, unless specifically provided to the contrary in the agreement for a particular award under the plan, such condition will be satisfied if the participant is either an employee or serves as a non-employee member of the Board of Directors;

7.	Addition of a provision requiring that the base or exercise price of awards other than stock options be at least equal to the fair market value of the underlying stock on the grant date, and limiting the term of any such awards to 10 years (a limitation that is already in effect for stock options awarded under the plan);

8.	Expansion of the performance measures specified in the plan for purposes of qualifying compensation payable under the plan as “performance-based” for purposes of Section 162(m);

9.	Extending the date after which we will no longer make awards under the Stock Incentive Plan from January 25, 2016 until May 21, 2018; and

10.	Making other administrative amendments as reflected in Appendix B.

We are also asking that shareholders approve the Stock Incentive Plan, as proposed to be amended and restated and including the performance goals stated therein, in order to preserve our federal income tax deduction for incentive compensation to our executive officers allocable to awards granted under the plan. As discussed in Proposal B, we generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable.

A copy of the Stock Incentive Plan, as proposed to be amended and restated, is attached to this proxy statement as Appendix B, and this discussion is qualified in its entirety by reference to the full text of the plan.

Description of the Stock Incentive Plan

The significant features of the Stock Incentive Plan are described below.

The purpose of the Stock Incentive Plan is to promote our interests and the interests of our shareholders by providing our employees and our non-employee directors, who collectively are responsible for the management, growth and protection of our business, with incentives and rewards to encourage them to continue in our service. The Stock Incentive Plan is designed to meet this purpose by providing these employees and eligible non-employee directors with a proprietary interest in pursuing our long-term growth, profitability and financial success.

Eligible Participants and Types of Awards

The Stock Incentive Plan provides for the grant of non-qualified and incentive stock options and other stock-based awards to our employees and non-employee directors. Awards under the plan may be settled in cash or in shares or other property pursuant to the terms of the relevant award. All of our employees, who currently number approximately 20,000, are eligible to participate under the Stock Incentive Plan. However, the committee determines which employees will be participants under the Stock Incentive Plan, and typically only designates a small number of employees as participants in any particular year. The criteria for participation may change in subsequent years.

Shares Available for Awards and Individual Award Limits

The Stock Incentive Plan originally authorized awards representing up to 2,200,000 shares of Class A common stock. Of those shares, the maximum number of shares that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may not exceed 2,200,000. The maximum number of shares that may be covered by awards granted under the plan to any single participant in any calendar year is 333,333 shares. Approval of the plan as proposed to be amended and restated will result in an increase in the maximum number of shares of Class A common stock issuable under the plan to 4,450,000 (of which approximately 2,788,000 shares would have been available for grant as of March 31, 2008), an increase in the maximum number of shares that may be covered by incentive stock options to 2,700,000, and an increase in the maximum number of shares that may be covered by awards granted under the plan to any single participant in any calendar year to 500,000 shares.

Approval of the plan as proposed to be amended and restated will also result in the addition of a limitation on the number of shares that may be covered by full-value awards such as restricted stock, restricted stock units, and performance shares, to 1,400,000 shares.

Shares covered by awards will only be counted as used to the extent they are actually issued and delivered to a participant (or a participant’s permitted transferees). Accordingly, if shares are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to us, any portion of the shares forfeited, cancelled or returned will be treated as not issued pursuant to the plan.

Shares covered by awards granted pursuant to the Stock Incentive Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as used under the Stock Incentive Plan for these purposes.

The plan prohibits repricing of awards or substitution of awards for previously-granted awards unless such repricing or substitution is approved by our shareholders. Approval of the plan as proposed to be amended and restated will permit the substitution of awards denominated in full value shares in a manner that provides no additional benefits to the participant.

Administration

The Compensation Committee administers the Stock Incentive Plan, and from time to time designates those persons who will be granted awards and the amount, type and other terms and conditions of such awards. As administrator of the plan, the committee also has sole authority to interpret and construe any provision of the Stock Incentive Plan and the terms of any award issued under it and to adopt such rules and regulations for administering the plan as it deems necessary. Pursuant to this authority, on or after the date of grant of an award under the plan, the committee may (i) accelerate the date on which any award becomes vested, exercisable or transferable, as the case may be; (ii) extend the term of any award, including, without limitation, extending the period following a termination of a participant’s employment during which any such award may remain outstanding; (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any award; or (iv) provide for the payment of dividends or dividend equivalents with respect to any award; provided that the committee will not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Internal Revenue Code.

Under the Stock Incentive Plan, we expect to pay any amount payable with respect to an award in accordance with the terms of such award, provided that the committee may, in its discretion, defer the payment of amounts payable with respect to an award subject to and in accordance with the terms of any deferred compensation plans we may adopt from time to time.

Significant Features of Awards under the Plan

Stock Options

Each option granted under the Stock Incentive Plan entitles the holder to purchase a specified number of shares of Class A common stock. The exercise price of each option must be at least equal to 100% of the fair market value of a share on the date on which the option is granted. Options may have terms up to ten years and vesting periods as determined by the committee; options granted under the plan since its adoption have had seven year terms and three year cliff vesting. Each option may be exercised in whole or in part; provided, however, that no partial exercise of an option may be for an aggregate exercise price of less than an amount determined by the committee from time to time. Each agreement evidencing the award of an option specifies the consequences with respect to such option of the termination of the employment, service as a director or other relationship between us and the participant. Unless otherwise specified in an award agreement for a particular option, unvested options vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the plan) within two years following a change in control (as defined in the plan).

Other Stock-Based Awards

The committee may grant equity-based or equity-related awards other than options in such amounts and subject to such terms and conditions as the committee determines. Each such award may, among other things, (i) involve the transfer of actual shares of Class A common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Class A common stock; (ii) be subject to performance-based and/or service-based conditions; and (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, share-denominated performance units or other full value stock awards. Unless otherwise specified in an award agreement for a particular award, unvested awards vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the plan) within two years following a change in control (as defined in the plan).

Approval of the plan as proposed to be amended and restated will result in the addition of provisions requiring that, as with stock options issued under the plan, equity-based awards having a value determined by reference to a base or exercise price must have a base or exercise price not less than 100% of the closing price of the Class A common stock on the grant date, and providing that no equity based-award may have an expiration date greater than ten years from the grant date.

The committee has issued awards of stock options, stock appreciation rights, restricted stock and performance shares under the plan, including the awards described below under “New Plan Benefits.”

Performance-Based Compensation

The committee may grant awards that are intended to qualify under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The performance goals upon which the payment or vesting of any award that is intended to so qualify depends (other than any option or stock appreciation right, which need not include performance goals to so qualify) may relate to one or more of the following performance measures: (i) revenue growth; (ii) operating income; (iii) operating cash flow; (iv) net income; (v) earnings per share; (vi) return on sales; (vii) return on assets; (viii) return on equity; (ix) return on invested capital; (x) new store openings; and (xi) total shareholder return. We are proposing that the amended and restated plan to be voted upon in this Proposal C include the following potential performance measures: (i) revenue growth; (ii) cash flow; (iii) cash flow from operations; (iv) net income; (v) earnings per share, diluted or basic; (vi) earnings per share from continuing operations, diluted or basic; (vii) earnings before interest and taxes; (viii) earnings before interest, taxes, depreciation, and amortization; (ix) earnings from continuing operations; (x) net asset turnover; (xi) inventory turnover; (xii) capital expenditures; (xiii) net income; (xiv) income from operations; (xv) income before income taxes; (xvi) gross or operating margin; (xvii) restaurant-level operating margin; (xviii) profit margin; (xix) assets; (xx) debt; (xxi) working capital; (xxii) return on equity; (xxiii) return on net assets; (xxiv) return on total assets; (xxv) return on capital; (xxvi) return on investment; (xxvii) return on revenue; (xxviii) net or gross revenue; (xxix) comparable restaurant sales; (xxx) market share; (xxxi) new restaurant openings; (xxxii) economic value added; (xxxiii) cost of capital; (xxxiv) expense reduction levels; (xxxv) safety record; (xxxvi) stock price; (xxxvii) productivity; (xxxviii) customer satisfaction; (xxxix) employee satisfaction; and (xl) total shareholder return.

Performance periods may be equal to or longer than, but not less than, one fiscal year of our company and its subsidiaries and may be overlapping. Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, the committee may establish (i) performance goals and objectives for such performance period; (ii) target awards for each participant; and (iii) performance schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any performance measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in our company’s audited financial statements, including the notes thereto. Any performance measure(s) may be used to measure our performance as a whole or the performance of any of our business units or any combination thereof, as the committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of competitor companies, or a published or special index that the committee, in its sole discretion, deems appropriate.

General Plan Provisions

The Stock Incentive Plan provides for an adjustment in the number of shares available to be issued under the plan, the number of shares subject to awards and the exercise prices of certain awards upon a change in our capitalization, a stock dividend or split, a merger or combination of shares and certain other similar events.

The Stock Incentive Plan also provides that participants may elect to satisfy certain federal income tax withholding requirements by remitting to us cash or, subject to certain conditions, shares or by instructing us to withhold shares payable to the participant.

Under the plan, options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, except as permitted by the committee on a general or specific basis.

Our Board of Directors may at any time suspend or discontinue the Stock Incentive Plan or revise or amend it in any respect whatsoever, except that, to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval for any revision or amendment to be effective, the revision or amendment will not be effective without shareholder approval.

Assuming the Stock Incentive Plan as proposed to be amended and restated at the annual meeting is approved by shareholders, we will not make any grants of awards under the Stock Incentive Plan following May 21, 2018.

Tax Consequences of the Plan

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with awards under the Stock Incentive Plan.

Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Internal Revenue Code is granted under the Stock Incentive Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Internal Revenue Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

Stock Appreciation Rights; Performance Shares

Generally: (a) the participant will not realize income upon the grant of a stock appreciation right or performance shares; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance shares; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance shares award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Internal Revenue Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m), as described in Proposal B, for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b), the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m), as described in Proposal B, for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Withholding

The Stock Incentive Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Awards Subject to Shareholder Approval and New Plan Benefits

On February 20, 2008, the Compensation Committee authorized awards under the Stock Incentive Plan to the executive officers named below, and additional awards to non-officer employees, of stock-only stock appreciation rights, or SOSARs, as well as performance shares subject to achievement of a performance target set by the committee, in each case subject to shareholder approval of the amended and restated Stock Incentive Plan at the annual meeting.

Name and Position	Number of SOSARs	Number of Performance Shares
Steve Ells, Chairman and CEO	90,500	41,600
Montgomery F. Moran, President and COO	66,000	30,400
John R. Hartung, CFO	31,700	15,000
Robert D. Wilner, CAO	15,000	7,500
Executive officers as a group	229,200	105,500
Non-executive directors as a group	—	—
Non-executive officer employees as a group	—	—

Additional awards of an aggregate of 103,400 SOSARs were made to non-executive officer employees under the Stock Incentive Plan on February 20, 2008 as well. Those awards are not subject to approval of the amended and restated Stock Incentive Plan at the annual meeting.

If the amended and restated Stock Incentive Plan is approved at the annual meeting, the committee intends to replace time-based restricted stock awards previously issued to the named executive officers in February 2007 with an equal number of shares of performance-contingent restricted stock. The shares of performance-contingent restricted stock will, if issued, qualify as performance-based compensation under Section 162(m), and therefore will allow us to take a deduction for federal income tax purposes of the full amount of the compensation expense associated with these awards. The outstanding shares of time-based restricted stock do not qualify as performance-based compensation, potentially subjecting us to significant additional tax expense in the years in which the awards are scheduled to vest (2009 and 2010). If the amended and restated Stock Incentive Plan is approved at the annual meeting we expect that each named executive officer will receive a replacement grant of shares of restricted stock that will vest only upon our attainment of a performance goal established by the committee (but not before the scheduled vesting dates of the currently-outstanding awards). Mr. Ells would receive 55,000 shares of performance-contingent restricted stock in substitution for the existing awards, Mr. Moran would receive 30,000 shares, Mr. Hartung would receive 20,000 shares and Mr. Wilner would receive 15,000 shares. The replacement awards, which would provide no additional benefit to the employees while potentially saving us a significant amount of tax expense, would be treated as modifications to the original awards for accounting purposes.

The specific individuals who will be granted any additional awards under the amended and restated Stock Incentive Plan will be determined by the committee, subject to limits on the maximum amounts that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the amended and restated Stock Incentive Plan, other than those set forth above, are not presently determinable.

As of February 21, 2008, there were approximately 1.29 million stock options and SOSARs outstanding with a weighted average exercise price of $51.62 and a weighted average remaining term of 5.6 years. There were also approximately 229,000 shares of unvested restricted stock and performance shares outstanding, and approximately 538,000 shares remaining for issuance under the Stock Incentive Plan.

The Board of Directors unanimously recommends a vote FOR the approval of the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information regarding options and rights outstanding under our equity compensation plans as of December 31, 2007. All options reflected are options to purchase Class A common stock.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	(b) Weighted-Average Exercise Price of Outstanding Options and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders:
Chipotle 2006 Incentive Plan	960,282	$33.95	976,437
Chipotle Executive Stock Option Plan	4,333	$17.49	—
Equity Compensation Plans Not Approved by Security Holders:
None.

PROPOSAL D

APPROVAL OF THE CHIPOTLE MEXICAN GRILL, INC.

EMPLOYEE STOCK PURCHASE PLAN

Introduction

Our Board of Directors believes that it is advisable to provide our employees the opportunity to participate in our growth, and to align the interests of our employees with those of our shareholders, by allowing employees to acquire an equity interest in our company. One common way to allow employees to invest in their employer is through a plan, such as the Employee Stock Purchase Plan (which we refer to in this section as the “Purchase Plan”), allowing employees to purchase company stock on a periodic basis through payroll deductions, often at a discount to the market price of the stock.

We have not made a final determination as to whether implementation of the Purchase Plan is appropriate, and our Board of Directors has not authorized implementation of the Purchase Plan. Our shareholders are requested in this Proposal D to approve the adoption of the Purchase Plan, which will allow us the flexibility to implement the Purchase Plan in the future should we determine that it is appropriate to do so.

Description of the Purchase Plan

The material features of the Purchase Plan are outlined below. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and the regulations promulgated thereunder. The following description of the Purchase Plan is a summary only and is qualified in its entirety by reference to the Purchase Plan attached hereto as Appendix C.

Administration

If the Purchase Plan is approved and we elect to implement the Purchase Plan, we expect that the Board of Directors will appoint the Compensation Committee to administer the plan, to have the authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable for administering the plan, which will be binding on all participants in the plan.

Stock Subject to Purchase Plan

The number of shares of our Class A common stock reserved for issuance under the Purchase Plan, if implemented, is limited to 500,000 shares. The maximum number of shares that a participant may purchase during an exercise period is 500. No shares have yet been issued under the Purchase Plan.

Exercise Periods

Shares of our Class A common stock will be offered under the Purchase Plan through a series of exercise periods initially of six months duration beginning on May 1 and November 1 of each calendar year. The exercise date of each exercise period will be the last trading day of the exercise period. The committee will have the authority to alter the duration of exercise periods. When an eligible employee elects to join an exercise period, he or she will be granted a purchase right to acquire shares of our Class A common stock on the exercise date for such exercise period. On the exercise date, all payroll deductions collected from the participant will be automatically applied to the purchase of our Class A common stock, subject to certain limitations. Any residual funds remaining, after all whole shares are purchased for any given offering period, shall remain in the Participant’s account, and be carried over to the next exercise period, unless the participant withdraws from participation in the Purchase Plan or elects to withdraw his or her account balance.

Eligibility

Any person who has been employed by us for more than one year (or by any of our subsidiary companies designated by our Board) on the first day of an exercise period will be eligible to participate in that exercise period under the Purchase Plan, provided that the Committee may provide, at least five days in advance of any future exercise period, that the following employees may be excluded: (i) employees who have been employed less than 2 years; (ii) employees who work less than 20 hours per week; (iii) employees who typically works less than 5 months in a calendar year; and (iv) certain employees who are “highly compensated” (typically those employees who earn in excess of $105,000 per year (as adjusted for inflation after 2008)).

However, no employee will be eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our common stock (including any stock that such employee may purchase under all outstanding purchase rights and options). In addition, no employee will be granted an option to purchase common stock under the Purchase Plan to the extent that his or her rights to purchase common stock under the Purchase Plan accrue at a rate which exceeds $25,000 of the fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time (or such lesser amount as is determined by the committee in its discretion).

As of March 31, 2008, approximately 8,200 of our employees were eligible to participate in the Purchase Plan if the plan is approved at the annual meeting and we choose to implement it at that time.

Participation in the Plan

Eligible employees will enroll in the Purchase Plan by delivering to us, prior to the date selected by the committee as the beginning of the offering period, an agreement authorizing payroll deductions of up to 15% of such employees’ compensation during the exercise period.

Purchase Price

The purchase price per share at which shares of our Class A common stock will be sold on the exercise date of each exercise period will initially be 95% of the fair market value per common share on the exercise date. The committee may change the purchase price at least 15 days in advance of any subsequent exercise period, but in no event will the purchase price be less than 85% of the fair market value per share of our common stock on that exercise date. As of March 31, 2008 the closing price of our Class A common stock as reported on the NYSE was $113.43 per share.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares will be funded by payroll deductions accumulated over the exercise period. During an exercise period, a participant may change his or her rate of payroll deductions not more than twice during any exercise period. All payroll deductions made for a participant will be credited to his or her account under the Purchase Plan and deposited with our general funds.

Restrictions on Transfer of Purchase Rights and Purchased Shares

Purchase rights granted under the Purchase Plan will not be transferable and may be exercised only by the person to whom such right is granted.

The committee may provide, in its discretion, that if a participant purchases any shares on a exercise date for an exercise period, the shares will not initially be vested and shall vest upon such participant remaining employed by the Company for a period of time to be determined by the Committee, to the extent that such restrictions do not prevent the Purchase Plan from qualifying as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, an employee will be entitled to purchase shares on the exercise date for each exercise period using the amounts accumulated from such participant’s payroll deductions for that particular exercise period.

Withdrawal

Participants may withdraw from a given exercise period by delivering a notice of withdrawal and terminating their payroll deductions. Such withdrawal may occur at any time prior to the end of an exercise period. Upon such withdrawal, we will refund accumulated payroll deductions without interest to the employee, and such employee’s right to participate in that offering will terminate. An employee who has withdrawn from the Purchase Plan shall not again be eligible to participate in the Purchase Plan prior to the beginning of the exercise period that commences at least 12 months from the date of withdrawal and the employee must submit a new enrollment agreement in order to again become a participant as of that date.

Termination of Employment

Purchase rights granted pursuant to any offering under the Purchase Plan will terminate immediately upon cessation of employment for any reason, and we will refund all accumulated payroll deductions to the terminated employee without interest.

Changes in Capitalization

In the event that there is any change to our outstanding common stock (whether by reason of reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like), appropriate adjustments will be made upon authorization of the committee in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any participant upon exercise of options granted under the Purchase Plan.

Effect of Certain Corporate Transactions

In the event of a proposed sale of all or substantially all of our assets, or the merger of the Company with or into another corporation, each option under the Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the exercise period then in progress by setting a new exercise date.

Termination and Amendment

The committee may terminate the Purchase Plan at any time. The committee may also amend the Purchase Plan at any time. We will get shareholder approval of any amendment if and to the extent required under Section 423 of the Internal Revenue Code, the Securities Exchange Act of 1934, or any other applicable law, regulation, or listing requirement.

Except as provided in the Purchase Plan, purchase rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without the consent of the employee to whom such purchase rights were granted.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423. Under such an arrangement, a participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were paid directly to the participants. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us upon either the grant or exercise of purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the exercise period in which such shares were acquired or within one year after the actual purchase date of those shares on the exercise date, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the exercise date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the beginning of the exercise period in which such shares were acquired and more than one year after the actual purchase date of those shares on the exercise date, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the excess of the fair market value of the purchased shares at the time of disposition over the purchase price paid on the exercise date, or (ii) the excess of the fair market value of the purchased share on the first day of the exercise period over the purchase price for the purchased shares paid on the exercise date. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the excess of the fair market value of the purchased shares at date of death over the purchase price paid on the exercise date, or (ii) the excess of the fair market value of the purchased share on the first day of the exercise period over the purchase price paid on the exercise date. will constitute ordinary income in the year of death.

The Board of Directors unanimously recommends a vote FOR the approval of the Employee Stock Purchase Plan.

PROPOSAL E

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2008 and to perform other permissible, pre-approved services. The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2006 are:

Fees for Services	2007	2006
Audit Fees (1)	$537,811	$706,481
Audit-Related Fees (2)	2,000	2,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$539,811	$708,481

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses related to SEC filings, comfort letters, consents, comment letters and accounting consultations.

(2)	Includes fees for a subscription to an Ernst & Young online service used for accounting research purposes.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2007, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2007 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Neil W. Flanzraich

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the Audit Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Audit Committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Audit Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The Audit Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The Audit Committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer also reports periodically to the Audit Committee any non-compliance with this policy of which he becomes aware. The Audit Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Audit Committee. The individual member of the Audit Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers and explains the manner in which the Compensation Committee determines the actual compensation of our executive officers. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to more closely align compensation with actual performance and shareholder interests.

The committee’s philosophy with regard to the measurement of company performance for purposes of making executive compensation decisions is that performance should be measured versus market performance, in addition to internal goals set by management and the Board of Directors. The committee generally determines “market performance” for these purposes by reference to public companies operating in our industry, excluding companies with substantially greater or lesser annual revenues than we have. The committee also refers to executive compensation practices at this group of companies in determining market levels of pay for a particular executive officer. See “Overview of Executive Compensation Determinations – 2007 Market Data” and “– 2008 Market Data” below.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee reviews tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of our Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer. The committee also conducts discussions with our Chief Executive Officer regarding the performance of our other executive officers, and meets in executive sessions to discuss the performance of the Chief Executive Officer. Those discussions, together with the committee’s review of each executive officer’s historical compensation and accumulated long-term incentive pay, allow the committee to make compensation decisions in light of each executive officer’s achievement and other circumstances.

To supplement its review of each executive officer’s performance and historical compensation, the committee also refers to market data on executive compensation. From this data, the committee determines what it believes to be competitive market practice with regard to executive compensation, and sets individual compensation levels by reference to its assessment of competitive market compensation, together with historical compensation levels, individual performance and other factors.

2007 Market Data

To assist the committee in making compensation decisions for 2007, our management team obtained compensation-related market data from a number of broad-based survey sources that included information from a wide range of companies in a similar size range (measured by revenues) as us. From the data assembled from these survey sources, Hewitt provided the committee with indicative benchmarking of various elements of executive compensation, using regression analysis to adjust survey data to account for differences in company size.

The committee also selected, based on input from Hewitt and our executive officers, a custom peer group comprised of a mix of 22 high-growth and successfully branded publicly-traded companies that the committee believed we compete with on a national and local scale for sales, executive talent or both. The custom peer group had median annual revenues in fiscal 2005 of $1.2 billion and a median market capitalization as of November 30, 2006 of $2.2 billion, and was comprised of the following companies: Aeropostale, Inc., Brinker International, Inc., CBRL Group, Inc., The Cheesecake Factory Incorporated, Chico’s FAS, Inc., Coldwater Creek Inc., Darden Restaurants, Inc., J. Crew Group, Inc., Jack In The Box Inc., Nordstrom, Inc., OSI Restaurant Partners, Inc., P.F. Chang’s China Bistro, Inc., Panera Bread Company, RARE Hospitality International, Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corporation, Triarc Companies Inc., Urban Outfitters, Inc., Vail Resorts, Inc., and Whole Foods Market, Inc.

2008 Market Data

In December 2007, the committee determined to make compensation decisions by reference (among other things) to a peer group comprised exclusively of companies in the restaurant industry, rather than the custom peer group described above. Because our management team, as well as the investment community, generally assess our performance by reference to other companies in our industry, the committee believed that setting compensation by reference to that same group would allow for the most meaningful comparisons of our actual performance against our peers, and therefore would enable the committee to best structure compensation packages for our executive officers in a manner rewarding superior operating performance and the creation of shareholder value.

The restaurant peer group is comprised of all publicly-traded companies in the Global Industry Classification Standard restaurant industry with annual revenues greater than $600 million, excluding McDonald’s Corporation due to its substantially greater size. In making 2008 compensation decisions the committee made its determinations regarding competitive market practice by reference to this peer group rather than the custom peer group described above, and we expect that the committee will continue to use data from this peer group in making compensation decisions for future years, subject to changes as our size and the size of the component companies in this peer group change. The companies included in this peer group are as follows: Brinker International, Inc., Burger King Holdings Inc., Carrols Restaurant Group, Inc., CBRL Group, Inc., Centerplate Inc., The Cheesecake Factory Incorporated, CKE Restaurants, Inc., Darden Restaurants, Inc., Denny’s Corp., Domino’s Pizza Inc., Evans Bob Farms Inc., Jack In The Box Inc., Landry’s Restaurants, Inc., O’Charley’s Inc., P.F. Chang’s China Bistro, Inc., Panera Bread Company, Papa Johns International Inc., RARE Hospitality International, Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corporation, Steak N Shake Co., Texas Roadhouse Inc., Tim Horton’s Inc., Triarc Companies Inc., Wendy’s International Inc., and YUM Brands Inc.

The committee also continues to refer to compensation-related market data from broad-based survey sources that include information from a wide range of companies. The broad-based survey data is compiled by Compensation Strategies, the committee’s independent executive compensation consultant.

Components of Compensation

The committee believes that by including in each executive officer’s compensation package incentive-based cash bonuses tied to individual performance and our financial and operating performance, as well as equity-based compensation in the form of stock options or other types of awards, where the reward to the executive is based on appreciation in the price of our common stock, it can reward achievement of our corporate goals and the creation of shareholder value. Accordingly, the elements of our executive compensation are base salary, annual incentives, long-term incentives, and certain benefits and perquisites. The committee seeks to allocate compensation among these various components for each executive officer to emphasize pay-at-risk elements, consistent with market practice, in order to promote our pay-for-performance philosophy.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year. We do not have written employment agreements with any of our executive officers providing for any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate. Base salaries are typically adjusted during the first quarter of each year. Base salaries are administered in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development, and internal equity issues. For example, this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional world class performers in critical roles who consistently exceed expectations.

In setting base salaries for our executive officers for 2007 the committee referred to the general survey data and data from the custom peer group described above. The committee increased base salaries for 2007 to reward the executive officers for very strong performance during 2006, as well as to adjust salaries to make them more consistent with competitive market practice. Base salaries were set by reference to the middle quartiles of the competitive market data, although the committee made adjustments to particular salary levels in consideration of the comparability of the roles of some of our executive officers to the roles generally represented by the market information, and in consideration of each executive officer’s individual performance. Comparison to market practice as determined by reference to the general survey data and the 2007 custom peer group resulted in considerable increases in base salaries, due to our becoming an independent public company and our significant growth. The committee set Mr. Ells’s 2007 base salary at $600,000, Mr. Moran’s 2007 base salary at $450,000, Mr. Hartung’s 2007 base salary at $350,000, and Mr. Wilner’s 2007 base salary at $285,000.

To set base salary levels for 2008, the committee compared 2006 and 2007 base salary levels and total compensation for each executive officer to the retail restaurant peer group. The committee also considered the contribution level of each officer and each officer’s effectiveness in his role. As a result of our outstanding performance against our internal operating plan and as compared to the retail restaurant peer group, and additionally based on the committee’s determinations as to each officer’s performance and our significant growth, the committee decided to increase each executive’s base salary. The committee set Mr. Ells’s 2008 base salary at $1,000,000, Mr. Moran’s at $600,000, Mr. Hartung’s at $425,000, and Mr. Wilner’s at $325,000.

Annual Incentives

We have designed, and the committee oversees, an annual performance-based bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be relevant to driving the success of our operations and financial performance, thereby increasing shareholder value.

Early in each fiscal year, we set a target AIP bonus for each eligible employee. The target AIP bonuses are set by the committee by reference to competitive market practice, consistent with our overall compensation policies and philosophy and with each executive officer’s individual role. Target AIP bonuses, as a percent of each executive officer’s base salary, are set in a range around the 50th percentile of the market when performance is at the 50th percentile. Individual targeted amounts can also be increased or decreased based on individual considerations such as level of responsibility, experience and internal equity issues. Payouts are intended to be above the 50th percentile when our performance exceeds the 50th percentile of the market or when individual performance exceeds expectations, and below the 50th percentile when our performance is below the 50th percentile of the market or when individual performance does not meet expectations. Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying, to each executive officer’s target bonus, a formula that increases or decreases the payout amount based on performance against a number of measures on which AIP bonuses are based.

Method of Determining AIP Payouts

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. Each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. This ensures that AIP bonuses are not paid if our performance falls far short of our expectations, and that employees not contributing to our success are not rewarded unfairly.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to emphasize individual performance and accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, at the beginning of the year the committee sets a targeted performance level for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and identifies key initiatives for improving our company during the year. The AIP formulas are structured so that achievement of the targeted financial and operating measures and achievement as determined by the committee of the key initiatives would result in company and team performance factors that would result in payout at the targeted bonus levels. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as determined by the committee, would result in company and team performance factors that would increase or decrease the executive officer’s target bonus based on a scale for each measure set by the committee at the beginning of the year. The company and team performance factors are determined after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales set by the committee. The team performance factor for corporate-level employees is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees.

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the Chief Executive Officer’s performance, and approves individual performance factors for each other executive officer after considering recommendations from the Chief Executive Officer, in each case based on goals and objectives approved for the AIP in the first quarter of each fiscal year.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs.

The calculations used to determine 2007 AIP bonuses are described below under “Grants of Plan Based Awards.”

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders through the delivery of equity, and to add a retention element to the executive officers’ compensation. Amounts awarded under our long-term incentive program are generally targeted to have an economic value in a range around the 50th percentile, with adjustments as necessary to account for relative company performance and individual considerations such as level of responsibility, experience, historical awards and internal equity issues. For example, this range could extend from the 25th percentile and below for relative company performance at the 25th percentile or executive officers newer to their roles, in a developmental period, or not meeting expectations, to the 90th percentile or higher for relative company performance at or above the 90th percentile or for truly exceptional world class performers in critical roles who consistently exceed expectations. Eligibility for long-term incentives is generally limited to individuals who can have a substantial impact on our long-term success and high potential individuals who may be moving into roles that may have a substantial impact.

In 2006, in conjunction with our initial public offering, we adopted our 2006 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards. Awards under the 2006 Stock Incentive Plan are awarded or denominated in shares of our Class A common stock. The plan is administered by the committee, and the committee makes grants directly to our executive officers, and delegates, within limits as to award sizes and aggregate award amounts, to one or more executive officers the authority to make awards to employees other than the executive officers. The committee also has discretion to set the terms of individual awards under the plan, and has set standardized terms each year that have been incorporated into every award under the plan for that particular year. We are seeking shareholder approval at the annual meeting for an amended and restated 2006 Stock Incentive Plan, as described in Proposal C.

The majority of our long-term incentive awards have been in the form of stock option grants. We believe options align the economic interests of our employees, including our executive officers, with those of our shareholders, and closely tie rewards to corporate performance because options do not offer value unless our stock price increases. We also believe that the terms the committee has set for our stock options balance the interests of rewarding our employees for building shareholder value, while limiting the dilutive effect on our outside shareholders of our equity compensation programs. However, the committee did determine in February 2008 that future option awards will generally be made in the form of stock-only stock appreciation rights, or “SOSARs,” in order to further minimize dilution to our existing shareholders resulting from our long-term incentive award program.

The committee believes that the potential dilution posed by awards outstanding under the 2006 Stock Incentive Plan is less than the average dilution from plans at companies similar to ours.

The committee has historically made option and other equity award grants on an annual basis, except in the case of certain key hires. In December 2006, the committee adopted a policy of making stock option grants only on an annual basis, within five business days following our public release of financial results for the previous fiscal year. We plan not to grant options outside of this annual award cycle, absent exceptional circumstances. All options we have granted subsequent to our initial public offering have, and all options and SOSARs we grant in the future will have, an exercise or base price equal to the closing market price of the underlying stock on the date of the grant.

On February 20, 2007, we granted options to our executive officers with an exercise price of $63.89 per share, the closing market price of our Class A common stock on the grant date. See “Grants of Plan-Based Awards in 2007” and the accompanying text below. We filed the form of Stock Option Agreement for 2007 grants as an exhibit to our Annual Report on Form 10-K filed on February 23, 2007. The number of stock options granted to each executive officer in 2007 was determined by reference to a range from the 50th to the 65th percentile of comparable positions from the custom proxy peer group, based on the economic value of the awards, with the precise award levels varying to take into account the committee’s review of each executive officer’s performance for the prior year, the individual’s position, and the broad-based survey data on competitive market practice.

The committee believes that many of our employees, including our executive officers, performed exceptionally in 2006 to successfully complete our initial public offering and our separation from McDonald’s. In that challenging environment, our executive officers still led our company to financial and operating results that exceeded our internal goals and external guidance by a considerable margin. Accordingly, the committee determined on February 20, 2007 that it would be appropriate to increase the equity component of our executive officers’ compensation for 2007, and made a special incentive grant of restricted stock to the executive officers in addition to the 2007 option awards. See “Grants of Plan-Based Awards in 2007” and the accompanying text below. We filed the form of Restricted Stock Agreement for 2007 grants as an exhibit to our Annual Report on Form 10-K filed on February 26, 2008. The committee determined that restricted stock grants were an appropriate way to reward our executive officers due to the high retention value associated with restricted stock.

On February 20, 2008, the committee granted SOSARs to the executive officers, subject to approval of the amendments to the 2006 Stock Incentive Plan as set forth in Proposal C. The committee based the number of SOSARs awarded to each executive officer on our outperformance of substantially all of the companies in the restaurant industry peer group on both an operating and total shareholder return basis, as well as on the committee’s review of each executive officer’s performance. Mr. Ells received SOSARs with respect to 90,500 shares, Mr. Moran received SOSARs with respect to 66,000 shares, Mr. Hartung received SOSARs with respect to 31,700 shares, and Mr. Wilner received SOSARs with respect to 15,000 shares. The base price of the SOSARs is $102.65, the closing price of our Class A common stock on the grant date, and the SOSARs are subject to three year cliff vesting.

Also on February 20, 2008, in order to include a longer-term incentive-based element to the executive officers’ compensation packages, the committee awarded performance shares to each executive officer, subject to approval of the amendments to the 2006 Stock Incentive Plan as set forth in Proposal C. Mr. Ells received 41,600 performance shares, Mr. Moran received 30,400, Mr. Hartung received 15,000, and Mr. Wilner received 7,500. The performance shares represent a right to be issued shares of our Class A common stock subject to satisfaction of a performance goal prior to expiration of the performance shares. Payout of the awards requires that the executive serve as our employee or as a non-employee member of our Board at all times from the grant date to the payout, subject to pro-rata payouts in the event the executive terminates service with us due to death, disability, or the executive’s retirement and the performance target is otherwise met prior to the expiration date.

We have not adopted stock ownership guidelines for our executive officers. However, Mr. Ells retains a significant ownership interest in us, primarily through shares of our Class B common stock that he has held since our inception or purchased well before our initial public offering. In addition, our executive officers other than Mr. Ells each purchased a significant number of shares of Class A common stock in our initial public offering. Our equity compensation awards have further ensured that our executive officers have a meaningful ownership stake in our company.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane chartered by us. Executive officers have also used airplanes that are available to us through our charter relationship for personal trips; in each case the executive officer has fully reimbursed us for the cost of chartering the airplane. Our executive officers are also provided with personal administrative services by company employees from time to time, including scheduling of personal appointments and performing personal errands. We believe that the perquisites we provide our executive officers are currently lower than median competitive levels for comparable companies, and are reasonable and consistent with our compensation objectives.

We have also established a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We established this plan in order to continue benefits, including company matching contributions, that were offered prior to our separation from McDonald’s under certain McDonald’s plans in which our executive officers and other key employees were allowed to participate. We also believe it is critical to facilitate retirement savings and financial flexibility for our key employees. In addition, we believe that the deferred compensation plan is an important retention and recruitment tool because many of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee typically attempts to structure the compensation of our executive officers such that compensation paid will be tax deductible to us. The deductibility of some types of compensation payments, however, can depend upon interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control. In addition, the committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m).

We have implemented a 2006 Cash Incentive Plan as an umbrella plan under which the AIP bonuses are paid in order to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). Under the 2006 Cash Incentive Plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2006 Cash Incentive Plan is lower than the maximum bonus set under the 2006 Cash Incentive Plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2006 Cash Incentive Plan. See Proposal B for a more complete description of the 2006 Cash Incentive Plan.

We are seeking shareholder approval of the Amended and Restated 2006 Cash Incentive Plan and the Amended and Restated 2006 Stock Incentive Plan in order to preserve our ability to deduct compensation attributable to awards under those plans for federal income tax purposes, as described in more detail in Proposals B and C.

Code Section 409A

Section 409A of the U.S. tax code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The committee takes Section 409A into account in determining the form and timing of compensation paid to our executive officers.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under SFAS 123(R) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Chief Executive Officer, and Monty Moran, our President and Chief Operating Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers are as follows:

John R. (Jack) Hartung, 50, is Chief Financial Officer. Mr. Hartung joined Chipotle in 2002 after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Robert D. (Bob) Wilner, 53, is Chief Administrative Officer responsible for Human Resources, Information Technology and Safety, Security and Risk. Mr. Wilner joined Chipotle in 2002 after spending nearly 30 years at McDonald’s where he held a variety of operations and human resources positions in both corporate and international roles. Most recently, he served as Vice President of Human Resources of McDonald’s Partner Brands Group. Mr. Wilner graduated summa cum laude from Colorado Technical University with a Bachelor of Science in human resources.

Rex A. Jones, 51, was promoted to Chief Development Officer as of March 1, 2008, overseeing our real estate, design, construction, and facilities functions. Mr. Jones initially joined Chipotle in 1998 as director of real estate, and in 2005 he was promoted to executive director of development. Prior to coming to Chipotle, he worked at Blockbuster Corp. as vice president for Asia Pacific development. He also spent more than 13 years with McDonald’s in a variety of senior level real estate and development positions in the United States and Asia. Mr. Jones has a Bachelor of Science degree in business administration from Kansas State University.

Robert (Bob) N. Blessing Jr., 64, will become Restaurant Support Officer on May 1, 2008, overseeing our five regional directors as well as our marketing, purchasing, and culinary functions. Mr. Blessing came to Chipotle in 1999 as a regional director, and opened our first restaurant in the Northeast region. His role expanded thereafter to include responsibility for additional markets, and from 2005 to 2008 he led our entire Northeast and Central regions. Before coming to Chipotle, he served in executive leadership roles at a number of food service and restaurant companies, including Vie de France Retail and Restaurant Bakery, Franchise Management Corporation (an Arby’s franchisee), and Thompson Hospitality (a contract food service company). Mr. Blessing has Bachelors and Masters degrees in business administration/economics from the University of Cincinnati.

SUMMARY COMPENSATION TABLE

The table below presents the total compensation we paid to each of our executive officers for services provided to us during the fiscal years presented. Amounts in the columns titled “Salary” and “Non-Equity Incentive Plan Compensation” include amounts deferred at the election of each executive officer and paid into one or more retirement plans. Amounts in the columns titled “Stock Awards” and “Option Awards” reflect the amount of stock-based compensation expense we recognized during the relevant fiscal year in respect of all outstanding awards of the applicable type held by each executive officer. Amounts in the column titled “Non-Equity Incentive Plan Compensation” were paid out (to the extent not deferred by the executive officer) under the AIP in March of the following year, as described below under “ – Non-Equity Incentive Plan Awards – 2007 AIP Payouts.”

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
Steve Ells Chief Executive Officer and Chairman	2007 2006	$ $	557,692 461,738	$86,670 —		$1,281,128 —	$ $	1,065,400 514,571	$ $	1,101,600 741,000	$ $	66,151 71,171	$ $	4,158,641 1,788,480
Monty Moran President & Chief Operating Officer	2007 2006	$ $	425,000 389,231	$54,169 —	$ $	1,155,471 1,079,589	$ $	530,064 228,569	$ $	688,500 507,000	$ $	53,512 30,393	$ $	2,906,716 2,234,782
Jack Hartung Chief Financial Officer	2007 2006	$ $	329,973 304,648	— —		$465,865 —	$ $	646,379 501,781	$ $	445,673 320,731	$ $	106,303 109,619	$ $	1,994,193 1,236,779
Bob Wilner Chief Administrative Officer	2007 2006	$ $	268,381 246,409	— —		$349,398 —	$ $	515,185 414,634	$ $	290,615 251,889	$ $	35,136 33,302	$ $	1,458,715 946,234

(1)	Amounts under Bonus reflect discretionary bonuses paid to Mr. Ells and Mr. Moran in order to reward our top executives for their particularly outstanding performance and our extraordinary results during 2007.

(2)	Amounts under Stock Awards represent the expense recognized under FAS 123R for the relevant fiscal year and attributable to unvested restricted stock held by the listed officer during such fiscal year. See “Outstanding Equity Awards at 2007 Fiscal Year-End” below for a listing of restricted stock awards outstanding for each officer as of December 31, 2007.

(3)	Amounts under Option Awards represent the expense recognized under FAS 123R for the relevant fiscal year and attributable to unvested stock options held by the listed officer during such fiscal year. Based on their combined age and years of service with us and McDonald’s Corporation, Mr. Hartung and Mr. Wilner achieved retirement eligibility prior to 2006, making them eligible for possible acceleration of vesting and retention of their option awards as described in more detail below under the caption “Potential Payments Upon Termination or Change-In-Control.” Because of the potential retention following retirement of options granted to or held by our retirement-eligible employees, FAS 123R generally requires that we accelerate the recognition of compensation expense for such options, and accordingly we recognize the related expense over a period of six months (corresponding to the notice period required for retirement) from the later of the grant date or the date of achieving retirement eligibility. Under these principles, we recognized all of the expense related to Mr. Hartung and Mr. Wilner’s 2007 option grants during 2007, and recognized all of the expense related to their 2006 option grants during 2006. Compensation expense for options granted prior to the adoption of FAS 123R in January 2005 is not required to be recognized on an accelerated basis prior to the actual retirement of an eligible option-holder. Accordingly, we recognize or have recognized expense related to Mr. Hartung’s and Mr. Wilner’s pre-2005 options over the three year vesting period. Mr. Ells and Mr. Moran have not met the combined age and years-of-service required to qualify for retirement eligibility, and as a result we recognize or have recognized expense relating to all of their outstanding options over the three year vesting period.

See Note 8 to our financial statements for the year ended December 31, 2007 for descriptions of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense pursuant to FAS 123R, except that those descriptions with respect to options granted during 2003 are included in our Annual Report on Form 10-K for the year ended December 31, 2005, which we filed with the Securities and Exchange Commission on March 17, 2006.

(4)	Amounts under Non-Equity Incentive Plan Compensation represent the amounts earned by the listed officer under the AIP for the relevant fiscal year and paid under the 2006 Cash Incentive Plan, as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives” and “—Tax and Other Regulatory Considerations—Code Section 162(m).” A description of the manner in which the amounts were determined for the most recent fiscal year is set out below under “Non-Equity Incentive Plan Awards—2007 AIP Payouts.”

(5)	Amounts under All Other Compensation for 2007 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill 401(K) plan as well as the Chipotle Supplemental Deferred Investment Plan, in the aggregate amounts of $35,464 for Mr. Ells, $28,644 for Mr. Moran, $16,606 for Mr. Hartung and $20,169 for Mr. Wilner. See “Non-Qualified Deferred Compensation for 2007” below for a description of the Chipotle Supplemental Deferred Investment Plan.

•

Company car costs, which include lease payments (less employee payroll deductions), insurance premiums and maintenance and fuel costs, totaling $29,077 for Mr. Ells, $22,355 for Mr. Moran, $19,943 for Mr. Hartung and $14,212 for Mr. Wilner.

•

Housing costs, including monthly rent and utilities payments, for a personal residence for Mr. Hartung, totaling $32,207, as well as $13,038 for reimbursement of taxes payable by Mr. Hartung in connection with this benefit.

•	Commuting expenses, which include air fare, airport parking, ground transportation and highway tolls.

•	Term life insurance premium payments totaling $1,332 for Mr. Ells, $1,197 for Mr. Moran, $931 for Mr. Hartung and $752 for Mr. Wilner.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date	Award Description	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Award(4)
			Threshold	Target	Maximum
Steve Ells	2/20/07 2/20/07 2/20/07	Stock Options(2) Restricted Stock(3) AIP	$0	$540,000	$1,101,600	80,000 55,000	$63.89	$ $	1,984,000 3,513,950
Monty Moran	2/20/07 2/20/07 2/20/07	Stock Options(2) Restricted Stock(3) AIP	$0	$337,500	$688,500	40,000 30,000	$63.89	$ $	992,000 1,916,700
Jack Hartung	2/20/07 2/20/07 2/20/07	Stock Options(2) Restricted Stock(3) AIP	$0	$227,500	$464,100	25,000 20,000	$63.89	$ $	620,000 1,277,800
Bob Wilner	2/20/07 2/20/07 2/20/07	Stock Options(2) Restricted Stock(3) AIP	$0	$156,750	$319,770	20,000 15,000	$63.89	$ $	496,000 958,350

(1)

Each officer was entitled to a cash award to be paid under our 2006 Cash Incentive Plan, although the committee has historically exercised discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis—Components of of Compensation—Annual Incentives.” Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance reached the caps set by the Compensation Committee.

(2)	All equity awards are denominated in shares of Class A common stock, and are granted under the Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan. The terms of the awards are described below under “Option and Restricted Stock Grants.”

(3)	If the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is approved as proposed in Proposal C, we expect that these shares of restricted stock will be replaced with performance-contingent shares of restricted stock as further described on page 26.

(4)	See Note 8 to our financial statements for the year ended December 31, 2007 for descriptions of the methodologies and assumptions we use to value option awards pursuant to FAS 123R.

Option and Restricted Stock Grants

In February 2007, the Compensation Committee granted options to purchase shares of Class A common stock in the following amounts to each executive officer: 80,000 shares to Mr. Ells, 40,000 shares to Mr. Moran, 25,000 shares to Mr. Hartung, and 20,000 shares to Mr. Wilner. These options will vest in full on the third anniversary of the grant date if the officer remains continuously employed by us, subject to accelerated vesting in connection with certain qualifying terminations of employment as a result of economic circumstances, or due to the officer’s death, disability or retirement, or in connection with a change in control of Chipotle. See “Potential Payments Upon Termination or Change-In-Control,” below. The options terminate on February 20, 2014, subject to earlier termination in the event of the participant’s termination of employment, and were granted with an exercise price equal to the closing price of our Class A common stock on the grant date.

Also in February 2007, the committee granted restricted shares of Class A common stock in the following amounts to each executive officer: 55,000 shares to Mr. Ells, 30,000 shares to Mr. Moran, 20,000 shares to Mr. Hartung, and 15,000 shares to Mr. Wilner. These shares of restricted stock will vest in equal amounts on the second and third anniversary of the grant date if the officer remains continuously employed by us through such vesting date, and will be subject to accelerated vesting in connection with any termination of the officer’s employment by us without cause or by the officer for good reason, in each case as defined in the restricted stock agreements, or due to the officer’s death or disability. If the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is approved as proposed in Proposal C, we expect that these shares of restricted stock will be replaced with performance-contingent shares of restricted stock as further described on page 26.

Non-Equity Incentive Plan Awards—2007 AIP Payouts

The committee set the target awards reflected in the table above during the first quarter of 2007, based in part on market data compiled by Hewitt. Target award amounts were set near or below the 50th percentile of the market data used by the committee, but allowed for maximum payouts that would be consistent with the 65th percentile of actual payouts reflected by the market data.

For 2007, the four measures the committee selected to be used in determining the company performance factor were income from operations, new restaurant average daily sales, comparable restaurant sales increases, and new restaurant months of operation. The targeted performance levels for each of these measures were set consistent with or exceeding the levels included in our internal projections supporting our publicly-stated guidance regarding our expected future financial performance and growth. The committee believes that these targets were aggressive enough to ensure that achievement of the targets would result in significant value added for our company and our shareholders, while being achievable enough to provide meaningful incentives to our executive officers. The targets generally reflected significant increases or improvements on each of the targeted measures as compared to past achievement on these measures, or in the case of comparable restaurant sales increases, exceeded the levels that management believed could be achieved in light of our history of outstanding comparable restaurant sales increases as compared to our industry peers. The key initiatives targeted for 2007 were developing great managers, improving restaurant throughput, improving restaurant development and improving restaurant design. The adjustments for over- or under-performance with respect to each measure during 2007 were set such that they would adjust upward for over-performance at a faster rate than they would adjust downward for under-performance, subject to the maximum company performance factor, which the committee set for 2007 at 150 percent. The committee believed that this approach would provide a strong positive incentive to AIP participants, including the executive officers, to achieve and exceed the AIP targets.

Achievement against the financial and operating targets established by the committee to determine 2007 AIP bonuses was generally outstanding. In particular, our income from operations (excluding the impact of the AIP bonuses) and comparable restaurant sales increases exceeded the targeted performance levels by a significant amount. We also exceeded the target for new restaurant average daily sales. We fell just short of our new restaurant months of operations target as a result of our restaurant openings being weighted heavily in the second half of the year, which decreased the company performance factor slightly. The committee also determined that we had met our objectives with respect to advancement and implementation of the identified key initiatives. Our overall performance against the applicable financial and operating measures resulted in an uncapped company performance factor well in excess of the 150 percent cap. As a result, 2007 AIP bonuses were based on the capped company performance factor of 150 percent.

Each of the measures used to compute the company performance factor for 2007 was also used, on a region-by-region basis, to compute the team performance factor for each of our three regions, except that new restaurant months of operation was not used in determining the team performance factor. For 2007, the committee increased the maximum team performance factor from 130 percent to 150 percent, in order to more strongly reward employees whose operating teams had exhibited particularly strong performance. As a result of generally strong performance against the applicable financial and operating measures and with regard to the key initiatives, the team performance factor for corporate employees for 2007, following a discretionary adjustment by the committee to normalize results among our three regions, was set at 139 percent. The committee and management believed that this more accurately reflected performance across all of our operating regions.

The committee determined the individual performance factor for each executive officer in view of the outstanding financial and operational performance we achieved during 2007, as well as the performance of each executive officer for the year. In particular, the committee determined that in view of our particularly strong performance and the significant contributions and effective leadership of our two top executive officers, Mr. Ells and Mr. Moran, it was appropriate to reward those executives beyond the parameters originally set for the 2007 AIP. Accordingly, the committee authorized the payment of an additional cash bonus, in an amount determined by setting the individual performance factor for each of Mr. Ells and Mr. Moran at the capped company performance factor level rather than the 130 percent cap that would ordinarily have been in effect for individual performance factors.

To determine the final amount of 2007 AIP bonus payouts, each executive officer’s (and each other AIP participant’s) targeted bonus amount was multiplied by the 150 percent company performance factor to arrive at an adjusted targeted award amount. The adjusted targeted award amount was then adjusted based on the applicable team performance factor, which was weighted at 30 percent, and the applicable individual performance factor, which was weighted at 70 percent. As a result of these computations the maximum award level to each executive officer under the AIP was 204 percent of the officer’s targeted award. The actual bonuses paid to the executive officers under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above; amounts paid Mr. Ells and Mr. Moran under the discretionary additional bonuses authorized by the committee are reflected in the “Bonus” column.

2008 AIP Structure

At meetings on February 12 and 20, 2008, the committee approved the parameters of the AIP for 2008, with the performance measures and formulas for the 2008 AIP remaining substantially the same as described above. The operating and financial performance targets and key initiatives to be used to determine the company and team performance factors for 2008 were set at or above the levels included in the internal projections we relied on in issuing publicly-stated guidance regarding our expected future financial performance and growth.

In addition, the committee determined to increase the target AIP bonus for each executive officer for 2008. Mr. Ells’s target AIP bonus was set at 100% of his base salary, Mr. Moran’s target bonus was set at 85% of his base salary, Mr. Hartung’s target bonus was set at 70% of his base salary, and Mr. Wilner’s target bonus was set at 60% of his base salary.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested
Steve Ells	—	150,000	(3)	$22.00	1/25/2013	55,000	(5)	$8,088,850	(6)
	—	80,000	(4)	$63.89	2/20/2014
Monty Moran	—	80,000	(3)	$22.00	1/25/2013	51,111	(7)	$6,289,209	(8)
	—	40,000	(4)	$63.89	2/20/2014	30,000	(5)	$4,412,100	(6)
Jack Hartung	—	48,000	(3)	$22.00	1/25/2013	20,000	(5)	$2,941,400	(6)
	—	25,000	(4)	$63.89	2/20/2014
Bob Wilner	—	40,000	(3)	$22.00	1/25/2013	15,000	(5)	$2,206,050	(6)
	—	20,000	(4)	$63.89	2/20/2014

(1)	Compensation expense related to each stock option award is included in the Option Awards column of the Summary Compensation Table, as described in more detail in the footnotes to that table.

(2)	Compensation expense related to each restricted stock award is included in the Stock Awards column of the Summary Compensation Table, as described in more detail in the footnotes to that table.

(3)	Options vest in full on January 25, 2009, subject to potential accelerated vesting as described below under “—Potential Payments Upon Termination or Change in Control—Stock Options.”

(4)	Options vest in full on February 20, 2010, subject to potential accelerated vesting as described below under “—Potential Payments Upon Termination or Change in Control—Stock Options.”

(5)	Awards of shares of restricted Class A common stock granted February 20, 2007 vest in equal amounts on the second and third anniversary of the date of grant, subject to potential accelerated vesting as described below under “—Potential Payments Upon Termination or Change in Control—Restricted Stock.” If the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is approved as proposed in Proposal C, we expect that these shares of restricted stock will be replaced with performance-contingent shares of restricted stock as further described on page 26.

(6)	Based on the closing stock price of our Class A common stock on December 31, 2007 of $147.07 per share.

(7)	Award of 153,333 shares of restricted Class B common stock granted March 24, 2005 to Mr. Moran vested in one-third increments on each yearly anniversary of the date of grant. The remaining unvested shares vested on March 24, 2008.

(8)	Based on the closing stock price of our Class B common stock on December 31, 2007 of $123.05 per share.

Outstanding McDonald’s Equity Awards at December 31, 2007

Mr. Hartung and Mr. Wilner were both employees of McDonald’s prior to joining us. Due to McDonald’s economic interest in us prior to October 12, 2006, options granted by McDonald’s to our employees, including these officers, continued to vest and remain exercisable. In connection with our separation from McDonald’s, our employees holding McDonald’s stock options were deemed to have terminated from McDonald’s, and as a result the exercise period for McDonald’s options held by our employees, including Mr. Hartung and Mr. Wilner, were truncated.

The following table provides summary information about McDonald’s options held by our officers as of December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date
Jack Hartung	20,500	—		$40.4375	10/12/2011
Bob Wilner	10,700 12,540	— —	$ $	40.4375 35.25	10/12/2011 10/12/2011

(1)	Options are to purchase shares of McDonald’s Corporation common stock, have an exercise price equal to the fair market value of a share of McDonald’s common stock on the grant date, and generally were granted with a ten-year life, and vested in equal annual installments over periods of four years. Subject to the approval of the compensation committee of McDonald’s board of directors, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table provides summary information about options to purchase shares of our Class A common stock exercised by our executive officers during 2007, and about restricted shares of our Class B common stock which vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Steve Ells	69,833	$5,924,076
Monty Moran	—	—	51,111	$3,052,860	(2)
Jack Hartung	38,999	$3,591,603
Bob Wilner	33,999	$3,036,195

(1)	Based upon the excess of the sale price received for the underlying shares of Class A common stock on the dates of sale over the exercise price of the options, and excluding brokerage commissions or other transaction costs and any related taxes.

(2)	Based upon the closing stock price of our Class B common stock on March 23, 2007 of $59.73 per share.

McDonald’s Options Exercised in 2007

The following table provides summary information about options to purchase shares of McDonald’s common stock exercised by our officers during 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Jack Hartung	37,300	$890,641
Bob Wilner	12,300	$308,308

(1)	Based upon the excess of the sale price received for the underlying shares of McDonald’s Corporation common stock on the dates of sale over the exercise price of the options exercised, and excluding brokerage commissions or other transaction costs and any related taxes.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2007

In October 2006, in connection with our separation from McDonald’s, we implemented the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan. The supplemental plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of contribution and 50% on the next 2% of contribution, provided, however, that we only match contributions to a participant’s Deferred Bonus Account if the participant contributes to his or her Supplemental Account. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate to track a variety of available investment choices selected by the participant, and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are un-funded, unsecured general obligations of ours to pay in the future the value of the accounts.

Prior to our separation from McDonald’s our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. Some of our executive officers have balances remaining in those plans which may, in part, be attributable to service as one of our employees.

The table below presents contributions by each executive officer, and our matching contributions, to the Chipotle Supplemental Deferred Investment Plan during 2007, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2007.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Steve Ells	$30,939	$25,175	$9,946	$0	$66,060
Monty Moran	$22,128	$18,182	$9,397	$0	$49,707
Jack Hartung	$166,494	$14,206	$19,273	$0	$199,973
Bob Wilner	$12,343	$10,041	$5,105	$0	$27,489

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s Salary for 2007.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s All Other Compensation for 2007.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. The McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan provide substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different in those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans will be distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans.

The table below presents each executive officer’s aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2007, as well as each executive officer’s aggregate ending balances in the plans as of December 31, 2007.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Steve Ells	—	—	$4,413	$174,332	$48,192
Monty Moran	—	—	—	—	—
Jack Hartung	—	—	$84,770	$268,529	$1,529,294
Bob Wilner	—	—	$6,982	$692,000	$0

(1)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance-type payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the end of the year for which the payout relates.

However, the terms of some of the components of compensation we pay to our executive officers provide for post-employment benefits, as described below. In addition, we have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination.

Restricted Stock

The terms of restricted stock awards outstanding to our executive officers require that, in the event an officer’s employment terminates due to his death or disability, or is terminated by us without cause or by the officer for good reason as defined in the award agreements, the unvested shares will vest immediately and be transferable without restriction. Assuming any such termination as of December 31, 2007, our executive officers would have become immediately vested with respect to shares of restricted stock having the following values: Mr. Ells, $8,088,850; Mr. Moran, $10,701,309; Mr. Hartung, $2,941,400; and Mr. Wilner, $2,206,050. These amounts are based on the closing market prices on December 31, 2007 of our Class A common stock ($147.07 per share) and Class B common stock ($123.05 per share).

Stock Options

The terms of stock options granted prior to 2007, including options held by the executive officers, allow post-termination exercise of vested options for a period of 30 days following the optionholder’s voluntary termination of his or her employment, and in other circumstances as described below. Options granted in 2007 allow post-termination exercise of vested options for a period of 90 days following the optionholder’s voluntary termination of his or her employment, and in other circumstances as described below. Options (whether vested or unvested) terminate immediately in the event we terminate an optionholder’s employment for cause, as defined in the plan under which the award was granted. “Cause” under the 2006 Stock Incentive Plan generally means an optionholder’s failure to perform his or her duties, willful misconduct or gross negligence, breach of fiduciary duties to us, unauthorized use of company information, or commission of a felony involving moral turpitude.

Outstanding options also provide for acceleration of vesting upon certain terminations, as described below. The intrinsic value of options for which vesting would be accelerated as described below is calculated based on the closing price of our Class A common stock on December 31, 2007 of $147.07 per share.

Involuntary Termination due to Economic Circumstances

In the event an optionholder’s employment with us terminates as a result of a reduction in force, downsizing, technology changes, a reorganization, or adverse economic or business conditions, any options scheduled to vest on or before the first anniversary of the termination date vest immediately and any remaining unvested options are terminated. Options vested on or before the optionholder’s termination remain exercisable for a period of either 30 days (for awards granted in 2006) or 90 days (for awards granted in 2007) following the optionholder’s termination.

Assuming the employment of any of our executive officers was terminated on December 31, 2007 as a result of economic circumstances as described above, no accelerated vesting would have been triggered as to any options.

Voluntary Retirement

In the event an optionholder’s employment with us terminates as a result of the optionholder’s retirement, provided we receive six months’ prior written notice of the retirement and the optionholder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, any options scheduled to vest on or before the third anniversary of the retirement date vest immediately and any remaining unvested options are terminated. Because awards under our 2006 Stock Incentive

Plan have a three year vesting term, all unvested options held by retirement-eligible employees would vest upon the optionholder’s retirement. Options vested on or before the optionholder’s retirement remain exercisable for a period of three years following the optionholder’s retirement.

Our employees, including the executive officers, are eligible for retirement under the terms of our outstanding options when the employee reaches a combined age and years-of-service (with us, and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, only Mr. Hartung and Mr. Wilner are eligible for retirement. Assuming Mr. Hartung retired on December 31, 2007 and satisfied the notice and non-compete terms described above, he would have had vesting accelerated with respect to options having an aggregate intrinsic value of $8,082,860. Assuming Mr. Wilner retired on December 31, 2007 and satisfied the notice and non-compete terms described above, he would have had vesting accelerated with respect to options having an approximate aggregate intrinsic value of $6,666,400.

Termination due Death or Disability

In the event an optionholder’s employment with us terminates as a result of the optionholder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the optionholder’s unvested options will vest and become immediately exercisable. In addition, the options will remain outstanding and exercisable for a period of three years following the optionholder’s death or disability.

Assuming each executive officer died or became disabled on December 31, 2007, each executive officer’s designated beneficiary would have had vesting accelerated with respect to options having the following aggregate intrinsic value: Mr. Ells, $25,414,900; Mr. Moran, $13,332,800; Mr. Hartung, $8,082,860; and Mr. Wilner, $6,666,400.

Involuntary Termination—Change-in-Control

The 2006 Stock Incentive Plan provides that if an optionholder’s employment with us is terminated without cause, or by the optionholder for good reason (generally meaning a reduction in the optionholder’s responsibilities or pay, or a change by more than 30 miles in the location of the optionholder’s job), within two years following a change in control of us as defined in the plan, all of the optionholder’s unvested options will vest and become immediately exercisable. In addition, the options will remain outstanding and exercisable for their full term.

Assuming a change in control of us occurred and each executive officer’s employment was terminated without cause, or the executive officer resigned for good reason, in each case as of December 31, 2007, each executive officer would have had vesting accelerated with respect to options having the following aggregate intrinsic value: Mr. Ells, $25,414,900; Mr. Moran, $13,332,800; Mr. Hartung, $8,082,860; and Mr. Wilner, $6,666,400.

A change in control would generally be deemed to occur under the plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10% of either class of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2007, except that five Forms 4 reporting five transactions during November 2007 by our Chairman and CEO, Steve Ells, were filed late due to an administrative oversight.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights

Prior to our initial public offering, McDonald’s and certain of our current shareholders, including Steve Ells, our Chairman and Chief Executive Officer, Monty Moran, our President and Chief Operating Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to the shares of common stock they hold (including shares issuable upon the exercise of outstanding options). McDonald’s no longer has rights under the registration rights agreement as a result of its disposition of all of its shares of our common stock. The remaining shareholder parties to the agreement are entitled to piggyback registration rights with respect to any registration statement we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OTHER BUSINESS AND MISCELLANEOUS

The Board and management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2009 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2009 annual meeting of shareholders pursuant to Rule 14a-8 of the SEC’s rules, must also be received by us no later than December 10, 2008, unless the date of our 2009 annual meeting is more than 30 days before or after May 21, 2009, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Chipotle Mexican Grill, Inc., 1543 Wazee Street, Suite 200, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals.

A shareholder recommendation for nomination of a person for election to our Board of Directors or a proposal for consideration at our 2009 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or recommendation for nomination must be received by our corporate Secretary at the above address no later than December 10, 2008, or, if the date of the 2009 annual meeting is more than 30 days before or after May 21, 2009, not later than the later of the close of business on the 90th day prior to the 2009 annual meeting or the tenth day following the day on which notice of the date of the 2009 annual meeting was mailed or public disclosure of the date of the 2009 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Forms 10-Q and 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of the outstanding shares of either class of our common stock are posted on and may be obtained through our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1543 Wazee Street, Suite 200, Denver, CO 80202, Attn: Corporate Secretary.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2008 Annual Report, including our Annual Report on Form 10-K for fiscal year 2007 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report or Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction by telephone or via the Internet as explained on the form of proxy available with this proxy statement. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
President, Chief Operating Officer, Secretary and Director

April 7, 2008

Appendix A

This version of the proposed Amended and Restated Chipotle Mexican Grill, Inc. 2006 Cash Incentive Plan reflects additions (in underlined text) and deletions (in lined-through text) that are proposed to be made to the existing Chipotle Mexican Grill, Inc. 2006 Cash Incentive Plan, as described further in Proposal B.

AMENDED AND RESTATED

CHIPOTLE MEXICAN GRILL, INC. 2006 CASH INCENTIVE PLAN

~~(EFFECTIVE JANUARY 25, 2006)~~

(AS ADOPTED MAY 21, 2008)

Section 1. Purpose.

The purpose of the 2006 Cash Incentive Plan (the “Plan”) is to promote the interests of Chipotle Mexican Grill, Inc. (“Chipotle”) and its subsidiaries (the “Company”) by providing eligible key employees of the Company with incentive to assist the Company in meeting and exceeding its business goals.

Section 2. Administration.

(a) The Plan shall be administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors of Chipotle (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

(b) The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret the Plan in its discretion. Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3) or former Participants and their successors in interest.

(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Chipotle in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

Section 3. Eligibility.

Awards may be granted to key employees of the Company who are selected for participation in the Plan by the Committee. A qualifying employee selected by the Committee to participate in the Plan shall be a “Participant” in the Plan.

Section 4. Award Criteria.

The Committee may grant performance-based awards (“Awards”) to Participants with respect to any performance period (each, a “Performance Period”), subject to the terms and conditions of the Plan. All Awards shall be settled in cash. Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives (“Performance Targets”) for the Company for such Performance Period, (b) target awards (“Target Awards”) for each Participant which shall be a specified dollar amount, and (c) schedules or other objective methods for determining the applicable performance percentage (“Performance Percentage”) to be applied to each Target Award to which a Performance Target relates in arriving at the actual Award payout amount (“Performance Schedules”).

Section 5. Performance Targets.

The Committee shall establish Performance Targets for each Performance Period. Such Performance Targets shall be based on one or more of the following ~~business criteria~~Performance Measures (either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine): revenue growth~~, operating income, operating~~ ; cash flow~~,~~; cash flow from operations; net income~~,~~; earnings per share, ~~return on sales, return on assets,~~diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures; net income; income from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity~~,~~; return on net assets; return on total assets; return on ~~invested~~ capital~~,~~; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new ~~store~~restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

The measurement of any Performance Targets may exclude the impact of charges for extraordinary, unusual or non-recurring items (including without limitation charges for restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Targets may be used to measure the performance of Chipotle or a subsidiary of Chipotle as a whole or any business unit of Chipotle or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Targets as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its discretion, deems appropriate.

Section 6. Awards.

(a) Calculation. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which Performance Targets have been achieved. Using the Performance Schedule, the Committee shall determine the Performance Percentage applicable to each Performance Target and multiply the portion of the Target Award to which the Performance Target relates by such Performance Percentage in order to arrive at the actual Award payout for such portion.

(b) Discretionary Reduction. The Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Targets. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Limitation. The amount paid under the Plan to any Participant with respect to any Award for a Performance Period of one year shall not exceed $~~3~~5,000,000. The amount paid under the Plan to any Participant with respect to any Award for a Performance Period of more than one year shall not exceed $~~9~~15,000,000. No Participant shall be eligible to earn Awards for more than three Performance Periods that end within any single fiscal year of the Company.

(d) Payment. The Company shall pay Awards as soon as administratively practical following certification by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with Section 5 and this Section 6, and in no event more than two and one half months following the end of the Performance Period to which such certification relates.

Section 7. General Provisions.

(a) No Rights to Awards or Continued Employment. No employee of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company.

(b) No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company, including any Participants.

(c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

(d) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(e) Effective Date; Amendment. The Plan ~~is effective as~~ was originally adopted by the Board of Directors on January 25, 2006, ~~subject to approval~~  and approved by the shareholders of Chipotle~~.~~ on January 25, 2006, and was amended and restated and approved by the shareholders of Chipotle on May 21, 2008. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided, however, that any alteration or amendment that requires shareholder approval in order to allow Awards under the Plan to qualify as “performance-based compensation” under Section 162(m) of the Code, or to comply with other applicable laws or regulations, shall be made subject to such shareholder approval.

(f) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of ~~Colorado~~Delaware without regard to its conflict of law principles.

(g) Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner so to comply.

Appendix B

This version of the proposed Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan reflects additions (in underlined text) and deletions (in lined-through text) that are proposed to be made to the existing Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan, as amended, as described further in Proposal C.

AMENDED AND RESTATED

CHIPOTLE MEXICAN GRILL, INC.

2006 STOCK INCENTIVE PLAN

(As Adopted ~~January 25, 2006~~May 21, 2008)

1. Purpose of the Plan

This Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan is intended to promote the interests of the Company and its shareholders by providing the employees of the Company and eligible non-employee directors of Chipotle, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2. Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a) “Board of Directors” means the Board of Directors of Chipotle.

(b) “Cause” means, when used in connection with the termination of a Participant’s employment with the Company, unless otherwise provided in the Participant’s award agreement with respect to an Incentive Award or effective employment agreement or other written agreement with respect to the termination of a Participant’s employment with the Company, the termination of the Participant’s employment with the Company on account of: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the Participant’s unauthorized removal from the premises of the Company of any document (in any medium or form) relating to the Company or the customers of the Company; or (v) the commission by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(c) “Change in Control” means the occurrence of any of the following:

(i) Any Person ~~(other than McDonald’s Corporation or one of its Subsidiaries)~~ becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”) of twenty-five percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company; and provided, further that a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities (A) in connection with a Business Combination that is not a Change in Control pursuant to sub-clause (iii), below, or (B) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, except that a Change in Control shall occur if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company, and after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial~~ly~~ Owner of twenty-five percent or more of the outstanding Voting Securities;

(ii) The individuals who, as of ~~January 25, 2006~~March 19, 2008, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election or appointment, or nomination for election by Chipotle's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) A merger, consolidation, reorganization or similar transaction (any of the foregoing, a “Business Combination”) with or into ~~Chipotle~~the Company or in which securities of Chipotle are issued, unless such Business Combination is a Non-Control Transaction.

(B) A complete liquidation or dissolution of the Company; or

(C) The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is Business Combination involving ~~Chipotle~~the Company where:

(A) the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation, and

(C) no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company or ~~McDonald’s Corporation or~~ any of its Subsidiaries immediately following the time at which such transaction occurs, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such Business Combination.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(d) “Chipotle” means Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor thereto.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(f) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(g) “Common Stock” means Chipotle’s Class A Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 9 of the Plan.

(h) “Company” means Chipotle and all of its Subsidiaries, collectively.

(i) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder.

(j) “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” or “FMV” ~~means, with respect to a share of Common Stock, the value of a share~~ as of ~~a certain~~any date ~~or over a period of time as determined by the Committee utilizing the following standards:~~

~~(i)~~	~~If the determination of FMV is to be made with respect to a share of Common Stock as of the date on which the Company commences the~~ means, unless otherwise expressly provided in the Plan, the closing sale ~~of shares of its Common Stock to the public in a public offering pursuant to a Registration Statement under the Securities Act (a "Public Offering"), and if the Incentive Award is granted in connection with and made contingent upon such Public Offering and a declaration by the Securities and Exchange Commission that the Company's Registration Statement relating to such Public Offering ("Registration Statement") has become effective, FMV shall be the~~ price ~~at which the shares are sold to the public in the offering.~~

~~(ii)~~	~~If FMV is determined with respect to shares actively traded on the~~ of a share of Common Stock on the New York Stock Exchange (“NYSE~~”), the determination shall be made utilizing actual transactions as reported on the NYSE, consistently applied,~~ ”) (or ~~if the shares are not traded on the NYSE, utilizing actual transactions as reported on~~  such other ~~established stock~~national securities exchange ~~(or exchanges) on which the shares are traded~~ as ~~the Committee~~ may ~~determine.~~

~~In~~at the ~~event~~ time be the principal market for the Common Stock) on that date or, if no sale of the Company’s Common Stock occurred on that ~~shares are not publicly traded at the time a determination of FMV is required to be made hereunder and if the shares are not being valued in connection with an Incentive Award as described in sub-paragraph (i) above, the determination of FMV shall be made by the Committee in such manner, as it deems appropriate.~~ date, on the next preceding day on which a sale of Common Stock occurred. If the Common Stock is not then listed and traded on the NYSE or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a share of Common Stock on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

(m) “Good Reason” means, unless otherwise provided in any award agreement entered between the Company and the Participant with respect to an Incentive Award or effective employment agreement or other written agreement between the Participant and the Company with respect to the termination of a Participant’s employment with the Company, the Participant’s termination of employment on account of: (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in bonus opportunity or benefits that applies to all employees of the Company otherwise eligible to participate in the affected plan or (iii) a relocation of a Participant’s primary work location more than 30 miles from the Participant’s work location on the date of grant of a Participant’s Incentive Awards under the Plan, without the Participant’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(n) “Incentive Award” means an Option or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.

(o) “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(p) “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 7.

(q) “Participant” means a Director or employee of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(r) “Performance-Based Compensation” means compensation ~~that satisfies~~intended to satisfy the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(s) “Performance Measures” means such measures as are described in Section 8 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(t) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

(u) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(v) “Plan” means this Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan, as it may be amended from time to time.

(w) “Qualifying Termination” means a Participant’s termination of employment by the Company Without Cause or for Good Reason, in either case during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

(x) “Securities Act” means the Securities Act of 1933, as amended.

(y) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(z) “Voting Securities” means, at any time, Chipotle's then outstanding voting securities.

(aa) “Without Cause” means a termination of a Participant’s employment with the Company other than: (i) a termination of employment by the Company for Cause, (ii) a termination of employment as a result of the Participant’s death or Disability or (iii) a termination of employment by the Participant for any reason.

3. Stock Subject to the Plan

(a) In General

Subject to adjustment as provided in Section 9 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be ~~covered by~~ issued pursuant to Incentive Awards granted under the Plan shall not exceed ~~2,200~~4,450,000 shares of Common Stock in the aggregate, of which 666,666 shares of Common Stock were available for issuance but were not issued under the Company’s Executive Stock Option Plan. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 2,~~200~~700,000 shares of Common Stock, subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, ~~in accordance with the preceding sentence if an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for delivery under the Plan. In addition,~~ if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. ~~In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for delivery under the Plan. In addition, if the Company uses cash received by the Company in payment of the exercise price or purchase price in connection with any Incentive Award granted pursuant to the Plan to repurchase shares of Common Stock from any Person, the shares so repurchased will be added to the aggregate number of shares available for delivery under the Plan. For purposes of the preceding sentence, shares of Common Stock repurchased by the Company shall be deemed to have been repurchased using such funds only to the extent that such funds have actually been previously received by the Company and that the Company promptly designates in its books and records that such repurchase was paid for with such funds.~~ Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual or any successor provision) shall not count as used under the Plan for purposes of this Section 3. The following shares of Common Stock may not again be made available for issuance as Incentive Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or stock appreciation right, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Incentive Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds from the exercise of an Option.

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed ~~333,333~~500,000 shares, prorated on a daily basis for any fiscal year of the Company that is shorter than 365 days.

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock that may be covered by Incentive Awards other than Options and stock appreciation rights shall not exceed 1,400,000 shares.

(b) Prohibition on Substitutions and Repricings

~~In~~ Except as provided in this Section 3(b), in no event shall any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing. Notwithstanding the foregoing, the Committee may authorize the issuance of Incentive Awards in substitution for outstanding Incentive Awards other than Options or stock appreciation rights, provided such substituted Incentive Awards are for a number of shares of Common Stock no greater than the number included in the original award, have an exercise price or base price (if applicable) at least as great as the exercise price or base price of the substituted award, and the effect of the substitution is (A) solely to add restrictions (such as performance conditions) to the award or (B) to provide a benefit to the Company (and not the Participant) (which, for the avoidance of doubt, shall include substitutions performed for the purpose of permitting the Incentive Awards to qualify as “performance based compensation” for purposes of Section 162(m) of the Code).

4. Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors designated by the Board of Directors consisting of two or more persons, at least two of whom qualify as non-employee directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and non-employee directors who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Company’s shares are traded, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause Incentive Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act, or cause an Incentive Award designated as Performance-Based Compensation not to qualify for, or to cease to qualify for, any exemption from non-deductibility under Section 162(m) of the Code. Any such allocation or delegation may be revoked by the Committee at any time.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award (iv) provide for the payment of dividends or dividend equivalents with respect to any such

Incentive Award; or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Incentive Award to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without the approval or consent of the Participant to the extent permitted by applicable law; provided, that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Chipotle shall indemnify and hold harmless each member of the Committee and each other Director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees of the Company and Directors whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement entered into by the Company and the recipient of such Incentive Award.

6. Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b) Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant on or after the date of grant); provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. In addition, except as otherwise determined by the Committee at or after the time of grant, unless an Option becomes vested or exercisable pursuant to Sections 6(c) or 6(d) hereof, an Option may not become vested or exercisable in whole or in part during the twelve-month period commencing with the date on which the Option was granted.

(2) Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000 or such other amount as the Committee may determine from time to time. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options to be sold, ~~sold,~~ pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(c) Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Option, provided, however, that except as expressly provided to the contrary in the agreement evidencing the award of a particular Option, where continued vesting or exercisability of an Option terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Option, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination .

(d) Effect of Qualifying Termination

If a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Option outstanding immediately prior to such Qualifying Termination or termination of a Director’s service shall become fully and immediately vested and exercisable as of such Qualifying Termination or termination of a Director’s service and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Option.

(e) Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” as such term is defined in Section 424 of the Code of Chipotle) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations)(“Regulations”), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Chipotle or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

7. Other Stock-Based Awards

(a) Authorization of Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of cash-settled stock appreciation rights, stock-settled stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance Based Compensation. Notwithstanding the foregoing, any Other Stock-Based Award having a value determined by reference to a base or exercise price shall have a base or exercise price not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Other Stock-Based Award is granted, and no Other Stock-Based Award shall have an expiration date greater than ten years from the date on which such Other Stock-Based Award is granted. Any stock-settled stock appreciation right granted pursuant to this Section 7 shall provide for settlement solely in the number of shares with an aggregate Fair Market Value on the date of exercise equal to (x) the excess of the Fair Market Value of a share of Common Stock as of such date over the base or exercise price of such stock appreciation right, multiplied by (y) the number of stock appreciation rights being exercised.

(b) Effect of Qualifying Termination; Other Termination Provisions

Except as may be expressly provided to the contrary by the Committee in an agreement evidencing the grant of an Other Stock-Based Award or any employment, severance, change in control or similar agreement entered into with a Participant, if a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Other Stock-Based Award outstanding immediately prior to such Qualifying Termination or termination of Director’s service shall become fully and immediately vested and, if applicable, exercisable as of such Qualifying Termination or termination and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Other Stock-Based Award.

Furthermore, except as expressly provided to the contrary in the agreement evidencing the award of a particular Other Stock-Based Award, where continued vesting or exercisability of an Other Stock-Based Award terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Other Stock-Based Award, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

8. Performance Measures

(a) Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures (either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine): revenue growth~~, operating income, operating~~ ; cash flow~~,~~; cash flow from operations; net income~~,~~; earnings per share, ~~return on sales, return on assets,~~diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures;

net income; income from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity~~,~~; return on net assets; return on total assets; return on ~~invested~~ capital~~,~~; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new ~~store~~restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

~~The~~ To the extent determined by the Committee at the time the Performance Measures are established, the measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. ~~Any~~ To the extent determined by the Committee at the time the Performance Measures are established, any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its discretion, deems appropriate.

Nothing in this Section 8 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

(b) Committee Discretion

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.

9. Adjustment Upon Changes in Common Stock

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

(b) Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of Chipotle, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company or the payment of an extraordinary cash dividend, the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award shall be adjusted as necessary to prevent the enlargement or dilution of rights under such Incentive Award.

(c) Certain Mergers

Subject to any required action by the shareholders of Chipotle, in the event that Chipotle shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall adjust each Incentive Award outstanding on the date of such merger or consolidation to the extent deemed appropriate by the Committee so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Chipotle, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving Chipotle in which Chipotle is not the surviving corporation ~~or~~, (iv) a merger, consolidation or similar transaction involving Chipotle in which Chipotle is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (v) a Business Combination that is a Change in Control, the Committee shall, in its discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award equal to the value, as determined by the Committee in its discretion, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its discretion in the exercise price of the incentive award, or the number of shares or amount of property subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(e) Other Changes

In the event of any change in the capitalization of Chipotle or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may, in its discretion, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f) No Other Rights

Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Chipotle or any other corporation. Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no issuance by Chipotle of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Incentive Award.

(~~g~~) ~~Savings Clause~~

(g) ~~No provision of this Section 9 shall be given effect to the extent that such provision would cause any tax to become due under~~ Code Section 409A ~~of the Code~~.

The Company intends to administer the Plan and all Incentive Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company shall not be responsible for any additional tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Code Section 409A.

10. Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 9 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

11. No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

12. Securities Matters

(a) Chipotle shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Chipotle shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Chipotle is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Chipotle shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Chipotle may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the Shares are then listed for trading. Chipotle shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

13. Withholding Taxes

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, Chipotle shall have the right to require the Participant to remit to Chipotle in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, Chipotle shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Chipotle a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, Chipotle shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

14. Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the

Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

15. No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

16. Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Chipotle unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

17. Expenses and Receipts

The expenses of the Plan shall be paid by Chipotle. Any proceeds received by Chipotle in connection with any Incentive Award will be used for general corporate purposes.

18. Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of ~~Colorado~~Delaware without regard to its conflict of law principles.

19. Effective Date and Term of Plan

The Plan was originally adopted by the Board of Directors on January 25, 2006, and approved by the shareholders of Chipotle on January 25, 2006, was amended on December 14, 2006, and was further amended and restated and approved by the shareholders of Chipotle on May 21, 2008. No grants may be made under the Plan after the tenth anniversary of ~~adoption~~such amendment and restatement.

Appendix C

CHIPOTLE MEXICAN GRILL, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide incentive for present and future employees of the Chipotle Mexican Grill, Inc. (“Company”) and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Applicable Percentage” means the percentage specified in Section 7(b), subject to adjustment by the Committee as provided in Section 7(b).

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the committee appointed by the Board to administer the Plan as described in Section 15 of the Plan or, if no such Committee is appointed, the Board.

(e) “Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

(f) “Company” means Chipotle Mexican Grill, Inc, a Delaware Corporation.

(g) “Compensation” means, with respect to each Participant for each pay period, the full base salary and overtime paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) bonuses or commissions, (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan (iii) any automobile or relocation allowances (or reimbursement for any such expenses), (iv) any amounts paid as a starting bonus or finder’s fee, (v) any amounts realized from the exercise of any stock options or incentive awards, (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (vii) other similar forms of extraordinary compensation.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(j) “Employee” means any person, including an Officer, who is an employee of the Company or one of its Designated Subsidiaries.

(k) “Entry Date” means the first Trading Day of each Exercise Period.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last Trading Day of each Exercise Period.

(n) “Exercise Period” means, subject to adjustment as provided in Section 4(b), the approximately six (6) month period beginning on each May 1 and ending the last Trading Day on or before October 31 of such year, or beginning on each November 1 and ending the last Trading Day on or before April 30 of such year.

(o) “Exercise Price” means the price per share of Common Stock offered in a given Exercise Period determined as provided in Section 7(b).

(p) “Fair Market Value” means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(c).

(q) “Officer” means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

(r) “Participant” means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 hereof.

(s) “Plan” means the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan, as in effect from time to time.

(t) “Plan Contributions” means, with respect to each Participant, the lump sum cash transfers, if any, made by the Participant to the Plan pursuant to Section 6(a) hereof, plus the after-tax payroll deductions, if any, withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 hereof, and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

(u) “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(v) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3. Eligibility.

(a) In General. Any individual who has completed at least twelve (12) months of employment with the Company or any Subsidiary and who is an Employee as of the Entry Date of a given Exercise Period shall be eligible to become a Participant as of the Entry Date of such Exercise Period.

(b) Changes by Committee. The Committee shall have the power to modify the Employees eligible for the Plan with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Exercise Period to be affected, provided that the only categories of Employees that may be excluded from the Plan are those allowed by Code § 423(b)(4).

4. Exercise Periods.

(a) In General. The Plan shall generally be implemented by a series of Exercise Periods, each of which last approximately six (6) months.

(b) Changes by Committee. The Committee shall have the power to make changes to the duration and/or the frequency of Exercise Periods with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Exercise Period to be affected.

5. Participation. Employees meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering.

6. Plan Contributions.

(a) Contribution by Payroll Deduction. Except as otherwise authorized by the Committee, all contributions to the Plan shall be made only by payroll deductions. The Committee may, but need not, permit Participants to make after-tax contributions to the Plan at such times and subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be treated in the same manner as payroll deductions contributed to the Plan as provided herein.

(b) Payroll Deduction Election on Enrollment Agreement. At the time a Participant files the enrollment agreement with respect to an Exercise Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Exercise Period that he or she is a Participant in an amount not less than 1% and not more than 15% of the Participant’s Compensation on each payroll date during the portion of the Exercise Period that he or she is a Participant. The amount of payroll deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation.

(c) Commencement of Payroll Deductions. Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions shall commence with the earliest administratively practicable payroll period that begins on or after the Entry Date with respect to which the Participant files an enrollment agreement in accordance with Section 5.

(d) Automatic Continuation of Payroll Deductions. Unless a Participant elects otherwise prior to the Exercise Date of an Exercise Period, including the Exercise Date prior to termination in the case of an Exercise Period terminated under Section 4(b) hereof, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Exercise Period (and, for purposes of such Exercise Period the Participant’s “Entry Date” shall be deemed to be the first day of such Exercise Period) and (ii) to have authorized the same payroll deduction for the immediately succeeding Exercise Period as was in effect for the Participant immediately prior to the commencement of the succeeding Exercise Period.

(e) Change of Payroll Deduction Election. A Participant may decrease or increase the rate or amount of his or her payroll deductions during an Exercise Period (within the limitations of Section 6(b) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than twice in any Exercise Period. Except as otherwise determined by the Committee under rules applicable to all Participants, the change in rate or amount shall be effective as of the earliest administratively practicable payroll period that begins on or after the date the Company receives the new enrollment agreement. Additionally, a Participant may discontinue his or her participation in the Plan as provided in Section 13(a).

(f) Automatic Changes in Payroll Deduction. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 7(d) hereof, or any other applicable law, a Participant’s payroll deductions for any calendar year may be decreased, including to 0%, at such time during such calendar year that the aggregate of all payroll deductions accumulated during such calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the first Exercise Period beginning in the following calendar year, unless the Participant terminates participation as provided in Section 13(a).

7. Grant of Option.

(a) Shares of Common Stock Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 7(d) and this Section 7(a), the Participant shall be granted an option to purchase on the subsequent Exercise Date (at the Exercise Price determined as provided in Section 7(b) below) up to a number of shares of Common Stock determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares a Participant may purchase during any Exercise Period shall be 500.

(b) Exercise Price. The Exercise Price per share of Common Stock offered to each Participant in a given Exercise Period shall be the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date. The Applicable Percentage with respect to each Exercise Period shall be no less than 85%. The Applicable Percentage shall initially be [95%] unless and until such Applicable Percentage is changed by the Committee, in its sole discretion, provided that any such change in the Applicable Percentage with respect to a given Exercise Period must be established not less than fifteen (15) days prior to the Entry Date thereof.

(c) Fair Market Value. The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee in its discretion; provided, that if there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) if the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), (ii) in the event the Common Stock is not traded on a stock exchange, the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System, (iii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by Nasdaq, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means.

(d) Limitation on Option that may be Granted. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Employee (including any stock which is attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing, in the aggregate, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company as computed under Section 423(b)(3) of the Code and the Treasury Regulations thereunder, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of Fair Market Value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with section 423(b)(8) of the Code and the Treasury Regulations thereunder, or such lesser amount for a particular calendar year as the Committee may specify, in its discretion, at least five (5) days prior to the commencement of any Exercise Period occurring, in whole or in part, during such calendar year.

(e) No Rights as Shareholder. A Participant will have no interest or voting right in shares covered by his option until such option has been exercised.

8. Exercise of Options.

(a) Automatic Exercise. A Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant’s account under the Plan. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

(b) Carryover of Excess Contributions. Any amount remaining to the credit of a Participant’s account after the purchase of shares by the Participant on an Exercise Date, or which is insufficient to purchase a full share of Common Stock, shall remain in the Participant’s account, and be carried over to the next Exercise Period, unless the Participant withdraws from participation in the Plan or elects to withdraw his or her account balance in accordance with Section 10(c).

9. Issuance of Shares.

(a) Delivery of Shares. The Company will hold in book-entry the shares of Common Stock purchased by each Participant under the Plan. Upon receipt of written request from or on behalf of a Participant, the Company shall, as promptly as practicable, arrange for the delivery to such Participant (or the Participant’s beneficiary), as appropriate, or to a custodial account for the benefit of such Participant (or the Participant’s beneficiary) as appropriate, of a certificate representing the shares purchased under the Plan, and the Company shall assume, for tax purposes, such Participant’s disposition of the underlying shares (unless such Participant clearly advises the Company otherwise in writing). In the event that a Participant provides a written statement of his intention not to sell or otherwise dispose of such shares as set forth in the foregoing sentence, such Participant shall be required to report to the Company any subsequent disposition of such shares prior to the expiration of the holding periods specified by Section 423(a)(1) of the Code. If and to the extent that such disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Participant must remit to the Company an amount sufficient to satisfy those requirements.

(b) Registration of Shares. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

(c) Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

(d) Withholding. The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

(e) Restrictions on Shares. The Committee shall have the power to provide that Shares delivered to Participants under the Plan with respect to future offerings will be unvested upon delivery and shall vest upon the Participant remaining employed with the Company for a period of time determined by the Committee, provided that (i) such change is announced at least five (5) days prior to the scheduled beginning of the first Exercise Period to be affected, (ii) any such vesting conditions must be uniformly applied to all Participants, and (iii) such vesting restrictions do not cause the Plan to fail to qualify as an “employee stock purchase plan” under Section 423 of the Code.

10. Participant Accounts.

(a) Bookkeeping Accounts Maintained. Individual bookkeeping accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions, options issued, and shares purchased under the Plan. However, all Plan Contributions made for a Participant shall be deposited in the Company’s general corporate accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

(b) Participant Account Statements. Statements of account will be given to Participants quarterly, which statements will set forth the amounts of payroll deductions, the per share purchase price and the number of shares purchased.

(c) Withdrawal of Account Balance Following Exercise Date. A Participant may elect at any time within the first thirty (30) days following any Exercise Period, or at such other time as the Committee may from time to time prescribe, to receive in cash any amounts carried-over in accordance with Section 8(b). An election under this Section 10(c) shall not be treated as a withdrawal from participation in the Plan under Section 13(a).

11. Designation of Beneficiary.

(a) Designation. A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the Participant’s option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to the exercise of the option.

(b) Change of Designation. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12. Transferability. Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 11). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 13(a).

13. Withdrawal; Termination of Employment.

(a) Withdrawal. A Participant may withdraw from the Plan at any time by giving written notice to the Company. Payroll deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to the Participant’s account, if any, and not yet invested in Common Stock, will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. The Participant’s unexercised options to purchase shares pursuant to the Plan automatically will be terminated. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Exercise Period in accordance with Section 5 and subject to the restriction provided in Section 13(b), below.

(b) Effect of Withdrawal on Subsequent Participation. A Former Participant who has withdrawn from the Plan pursuant to this Section 13(b) shall not again be eligible to participate in the Plan prior to the beginning of the Exercise Period that commences at least 12 months from the date the Former Participant withdrew, and the Former Participant must submit a new enrollment agreement in order to again become a Participant as of that date.

(c) Termination of Employment. Upon termination of a Participant’s Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant’s beneficiary as determined pursuant to Section 11, and the Participant’s option to purchase shares under the Plan will automatically terminate.

14. Common Stock Available under the Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 14(b) below, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be 500,000 shares. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b) Adjustments Upon Changes in Capitalization; Corporate Transactions.

(i) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(ii) In the event of the proposed dissolution or liquidation of the Company, the Exercise Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(iii) In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant’s option has been changed to the New Exercise Date and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 13(a). For purposes of this Section 14(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

(iv) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all

Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15. Administration.

(a) Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

(b) Requirements of Exchange Act. Notwithstanding the provisions of Section 15(a) above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

16. Amendment, Suspension, and Termination of the Plan.

(a) Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) except as otherwise provided in Section 4(b) hereof, no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

(b) Suspension of the Plan. The Board or the Committee may, as of the close of any Exercise Date, suspend the Plan; provided, that the Board or Committee provides notice to the Participants at least five (5) business days prior to the suspension. The Board or Committee may resume the normal operation of the Plan as of any Exercise Date; provided further, that the Board or Committee provides notice to the Participants at least twenty (20) business days prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 13(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period. Participants shall have the right to withdraw carryover funds provided in Section 10(c) throughout any suspension period. The Plan shall resume its normal operation upon termination of a suspension period.

(c) Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate on the earliest of:

(i) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

(ii) such date as is determined by the Board or the Committee in its discretion; or

(iii) the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan’s effective date.

In the event that the Plan terminates under circumstances described in Section 16(c)(i) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis, based on the relative value of their cash account balances in the Plan as of the termination date.

17. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

19. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the right of the Company or any Subsidiary to terminate, or otherwise modify, an employee’s employment at any time.

20. Applicable Law. The internal laws of the State of Delaware shall govern all matters relating to this Plan except to the extent (if any) superseded by the laws of the United States.

21. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

22. Effective Date. The Plan will become effective on             .

CHIPOTLE MEXICAN GRILL, INC. 1543 WAZEE STREET SUITE 200 DENVER, CO 80202

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHPTL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, 3, 4 AND 5.

Vote on Directors	☐	☐	☐
1. ELECTION OF DIRECTORS
Nominees:

01) John S. Charlesworth
02) Montgomery F. Moran

Vote on Proposals					For	Against	Abstain

2. Proposal to approve the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Cash Incentive Plan.					☐	☐	☐

3. Proposal to approve the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan.					☐	☐	☐

4. Proposal to approve the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan.					☐	☐	☐

5. Proposal to ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2008 fiscal year.					☐	☐	☐

6. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4 and 5. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

MATERIALS ELECTION

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Signature [PLEASE SIGN WITHIN BOX]	Date		Signature [Joint Owners]	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2008

The shareholder(s) hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00AM Mountain time on May 21, 2008, at the Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE